The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-275386
Subject to Completion, dated February 26, 2024
Prospectus Supplement
(To Prospectus dated November 8, 2023)
$

   % Senior Notes due
We are offering $    aggregate principal amount of our    % Senior Notes due    , which we refer to in this prospectus supplement as the “notes”. The notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured basis by each of our current and future subsidiaries that guarantee indebtedness under our Credit Agreements (as defined herein) or any other debt of ours or any other guarantor.
The notes will bear interest at    % per year. We will pay interest on the notes on     and     of each year, beginning on    , 2024. The notes will mature on    , 20 . Interest will accrue on the notes from    , 2024.
We intend to use the net proceeds from this offering, together with cash on hand and/or borrowings under the 2024 Credit Agreement (as defined herein), to repay all of our outstanding 2024 Notes (as defined herein) at maturity, which is scheduled to occur on March 15, 2024, as described under the heading “Use of Proceeds”. This offering is not conditioned upon the entry into or funding of the 2024 Credit Agreement.
We may redeem the notes in whole or in part at any time at the applicable redemption price and at the times set forth under “Description of the Notes—Optional Redemption”. We must offer to repurchase the notes upon the occurrence of a change of control triggering event at the price described in this prospectus supplement under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event”.
The notes will be our senior unsecured obligations, ranking equally in right of payment with all of our existing and future senior unsecured indebtedness and senior to our future subordinated indebtedness. The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing that indebtedness and structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries that do not guarantee the notes. The guarantees of the notes will be the senior unsecured obligations of each guarantor, ranking equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of such guarantor. The guarantees of the notes will be effectively subordinated to existing and future secured indebtedness of such guarantor to the extent of the value of any assets securing that indebtedness and structurally subordinated to the existing and future indebtedness and other liabilities of subsidiaries of such guarantors that do not guarantee the notes.
You should read this prospectus supplement and the accompanying prospectus carefully before you invest in our notes. Investing in our notes involves a high degree of risk. See “Risk Factors” beginning on page S-7 for a discussion of certain risks that you should consider in connection with an investment in the notes.
Per Note	Total
Public offering price(1)%	$
Underwriting discount %	$
Proceeds (before expenses) to Wabtec(1)%	$
(1)	Plus accrued interest, if any, from , 2024, if settlement occurs after that date.
The notes will not be listed or quoted on any securities exchange or automated quotation system.
The underwriters expect to deliver the notes in book-entry form through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, societe anonyme, and Euroclear Banking, S.A./N.V., on or about    , 2024, which is the    business day following the date of this prospectus supplement (T+   ). Purchasers of the notes should note that trading of the notes may be affected by this settlement date. See “Underwriting”.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the notes or the guarantees or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
Joint Book-Running Managers
Citigroup	J.P. Morgan	PNC Capital Markets LLC	TD Securities
   , 2024

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and this offering. The second part, the accompanying prospectus dated November 8, 2023, gives more general information about debt and other securities we may offer from time to time, some of which may not apply to the notes offered by this prospectus supplement. Additional information is incorporated by reference in this prospectus supplement. For information about the notes, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.
We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. We and the underwriters have not authorized anyone to give you any other information, and we and the underwriters take no responsibility for any other information that others may give you. We are not, and the underwriters are not, making an offer of these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement or the accompanying prospectus or any related free writing prospectus is accurate as of any date other than their respective dates or the respective dates specified in such information, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.
Before you invest in the notes, you should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, which we have referred you to under “Where You Can Find More Information”. The shelf registration statement described in the accompanying prospectus, including the exhibits thereto, can be read at the SEC website as described under “Where You Can Find More Information”.
If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.
Unless indicated otherwise, or the context otherwise requires, references in this document to “Wabtec”, the “Company”, “we”, “us” and “our” are to Westinghouse Air Brake Technologies Corporation and its consolidated subsidiaries, and references to “dollars” and “$” are to United States dollars.
This prospectus supplement and accompanying prospectus include registered trademarks, trade names and service marks of the Company.
S-ii

WHERE YOU CAN FIND MORE INFORMATION
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s internet address is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and our reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our Internet website is www.wabteccorp.com. Information contained on our website or the SEC’s website is not part of, and should not be construed as being incorporated by reference into, this prospectus supplement and the accompanying prospectus, unless such information is otherwise specifically incorporated by reference into this prospectus supplement or the accompanying prospectus as set forth in “–Incorporation by Reference”.
Incorporation by Reference
The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus supplement and the accompanying prospectus except to the extent updated and superseded by information contained in this prospectus supplement and the accompanying prospectus. Information that we file with the SEC after the date of this prospectus supplement and until all of the securities covered by this prospectus supplement are sold will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus.
We incorporate by reference the following documents that we have filed with the SEC and any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities covered by this prospectus supplement, including between the date of this prospectus supplement and the date on which the offering of the securities under this prospectus supplement is terminated, except as noted in the paragraph below:
Our SEC Filings (File No. 33-90866)	Period for or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2023
The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Exchange Act	April 5, 2023
Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K, including related exhibits under Item 9.01, is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or into this prospectus supplement or the accompanying prospectus.
Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract, agreement or other document referred to in this prospectus supplement or the accompanying prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. For a more complete understanding and description of each such contract, agreement or other document, we urge you to read the documents contained in the exhibits to the registration statement of which the accompanying prospectus is a part or the reports incorporated by reference herein, as applicable.
Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.
S-iii

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus supplement or the accompanying prospectus. Requests should be directed to: Westinghouse Air Brake Technologies Corporation, 30 Isabella Street, Pittsburgh, PA 15212, Attention: Secretary; telephone number: (412) 825-1000. You also may review a copy of the registration statement and its exhibits through the SEC’s internet site.
S-iv

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
You should carefully review the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. In this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference, statements that are not reported financial results or other historical information are “forward-looking statements”. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.
You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipates”, “believes”, “estimates”, “expects”, “would”, “should”, “will”, “will likely result”, “forecast”, “outlook”, “projects” and similar expressions in connection with any discussion of future operating or financial performance.
We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in the “Risk Factors” sections of our Annual Report on Form 10-K for our fiscal year ended December 31, 2023 and any of our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus supplement and the accompanying prospectus or that we otherwise make. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others:
Economic and industry conditions
•
changes in general economic and/or industry specific conditions, including the impacts of tax and tariff programs, inflation, supply chain disruptions, foreign currency exchange and industry consolidation;

•	prolonged unfavorable economic and industry conditions in the markets served by us, including North America, South America, Europe, Australia, Asia and Africa;
•	decline in demand for freight cars, locomotives, passenger transit cars, buses and related products and services;
•	reliance on major original equipment manufacturer customers;
•	original equipment manufacturers’ program delays;
•	demand for services in the freight and passenger rail industry;
•	demand for our products and services;
•
orders either being delayed, cancelled, not returning to historical levels or being reduced and/or economic conditions affecting the ability of our customers to pay timely for goods and services delivered;

•	consolidations in the rail industry;
•	continued outsourcing by our customers;
•	industry demand for faster and more efficient braking equipment;
•	fluctuations in interest rates and foreign currency exchange rates;
•	availability of credit or difficulty in obtaining debt or equity financing;
•
changes in market consensus as to what attributes are required for projects to be considered “green” or “sustainable” or negative perceptions regarding determinations in such regard with respect to our Green Finance Framework or ESG strategy; or

•	changes in the ESG topics that have the highest relative priority for Wabtec’s external stakeholders.
Operating factors
•	supply disruptions;
•	technical difficulties;
S-v

•	changes in operating conditions and costs;
•	increases in raw material costs;
•	successful introduction of new products;
•	performance under material long-term contracts;
•	labor availability and relations;
•
the outcome of our existing or any future legal proceedings, including litigation involving our principal customers and any litigation with respect to environmental matters, asbestos-related matters, pension liabilities, warranties, product liabilities, competition and anti-trust matters or intellectual property claims;

•	completion and integration of acquisitions;
•	the development and use of new technology; or
•	cybersecurity and data protection risks.
Competitive factors
•	the actions of competitors; or
•	the outcome of negotiations with partners, suppliers, customers or others.
Political / governmental factors
•	political stability in relevant areas of the world, including the impacts of war, conflicts, global military action and acts of terrorism;
•	future regulation/deregulation of our customers and/or the rail industry;
•	levels of governmental funding on transit projects, including for some of our customers;
•	political developments and laws and regulations, including those related to Positive Train Control;
•	federal and state income tax legislation;
•	sanctions imposed on countries and persons; or
•	the outcome of negotiations with governments.
Natural hazards / health crises
•	impacts of climate change, including evolving climate change policy;
•	disruptive natural hazards, including earthquakes, fires, floods, tornadoes, hurricanes or weather conditions;
•	epidemics, pandemics or similar public health crises;
•	deterioration of general economic conditions as a result of natural hazards or health crises;
•	shutdown of one or more of our operating facilities as a result of natural hazards and health crises; or
•	supply chain and sourcing disruptions as a result of natural hazards and health crises.
Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.
We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.
S-vi

SUMMARY
This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Before making an investment decision, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, the “Risk Factors” section included in this prospectus supplement and the financial statements and related notes incorporated by reference herein.
Our Company
We are a global provider of value-added, technology-based locomotives, equipment, systems and services for the freight rail and passenger transit industries, as well as the mining, marine, and industrial markets. Our highly engineered products, which are intended to enhance safety, improve productivity and reduce maintenance costs for customers, can be found on most locomotives, freight cars, passenger transit cars and buses around the world. Our core products and services are essential in the safe and efficient operation of freight rail and passenger transit vehicles. Wabtec is a global company with operations in over 50 countries, a global workforce of approximately 29,000 employees, excluding contingent workers, and our products can be found in more than 100 countries throughout the world.
In the year ended December 31, 2023, approximately 55% of our net sales came from customers outside the United States. For the year ended December 31, 2023, we generated net sales of $9,677 million and net income attributable to Wabtec shareholders of $815 million.
We provide our products and services through two principal business segments, the Freight Segment and the Transit Segment, both of which have different market characteristics and business drivers.
The Freight Segment primarily manufactures new and modernized locomotives; provides aftermarket parts and services to existing locomotives; provides components to new and existing freight cars; builds new commuter locomotives; supplies rail control and infrastructure products including electronics, positive train control equipment, signal design and engineering services; provides a comprehensive suite of software-enabled solutions designed to improve customer safety, efficiency and productivity in the transportation and mining industries; overhauls locomotives; and provides heat exchangers and cooling systems for rail and other industrial markets. Customers include large, publicly traded railroads, leasing companies, manufacturers of original equipment such as locomotives and freight cars, utilities, and companies in the mining, marine, and industrial markets. We are a global manufacturer of diesel-electric locomotives for freight railroads producing essential products and solutions that help railroads reduce operating costs, decrease fuel use, minimize downtime and comply with emissions standards. As a result of the large base of nearly 24,000 locomotives currently in use, Wabtec's Services product lines of modernizing, rebuilding and overhauling, remanufacturing, maintaining, and exchanging locomotives and components in the aftermarkets provides a significant, recurring revenue stream. In the year ended December 31, 2023, the Freight Segment accounted for approximately 72% of our total net sales, with approximately 58% of its net sales in the United Sales. In the year ended December 31, 2023, approximately 66% of the Freight Segment’s net sales were in the aftermarket.
The Transit Segment primarily manufactures and services components for new and existing passenger transit vehicles, typically regional trains, high speed trains, subway cars, light-rail vehicles and buses; supplies rail control and infrastructure products including electronics, signal design and engineering services; and refurbishes passenger transit vehicles. Customers include public transit authorities and municipalities, leasing companies, and manufacturers of passenger transit vehicles and buses around the world. In the year ended December 31, 2023, the Transit Segment accounted for approximately 28% of our total net sales, with approximately 19% of its net sales in the United States. Approximately 55% of the Transit Segment’s net sales are in the aftermarket.
We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 30 Isabella Street, Pittsburgh, Pennsylvania 15212. Our telephone number is (412) 825-1000. Our Internet address is www.wabteccorp.com. Information on, or accessible through, our website is not part of or incorporated by reference into this prospectus supplement or the accompanying prospectus, unless such information is otherwise specifically incorporated by reference into this prospectus supplement or the accompanying prospectus as set forth in “Where You Can Find More Information–Incorporation by Reference”.

The Offering
The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes and for definitions of certain capitalized terms used herein, please refer to the section entitled “Description of the Notes” in this prospectus supplement.
Issuer
Westinghouse Air Brake Technologies Corporation.
Securities Offered
$   million aggregate principal amount of   % Senior Notes due   .
Maturity Date
The notes will mature on   , 20  .
Interest Rate
The notes will bear interest at   % per year.
Interest Payment Dates
We will pay interest on the notes on    and    of each year, beginning on   , 2024.
Guarantees
All payments with respect to the notes (including principal and interest) will be fully and unconditionally guaranteed, jointly and severally, on an unsecured basis by each of our current and future subsidiaries that is a guarantor under our Credit Agreements or any other Debt of ours or any other guarantor.
Optional Redemption
The notes will be redeemable at our option in whole at any time, or in part from time to time, prior to their maturity.
Prior to    (the date that is    prior to the maturity date) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus    basis points less (b) interest accrued thereon to the redemption date; and

(2)	100% of the principal amount of the notes to be redeemed,
plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
On or after the Par Call Date, we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
See “Description of the Notes—Optional Redemption”.

Change of Control
Upon the occurrence of a change of control triggering event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event”.
Ranking
The notes will be Wabtec’s senior unsecured obligations and will:
•	rank equally in right of payment to all of Wabtec’s existing and future unsecured and unsubordinated indebtedness;
•	rank senior in right of payment to all of Wabtec’s existing and future indebtedness that is subordinated in right of payment to the notes;
•	be effectively subordinated to all of Wabtec’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and
•	be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of Wabtec’s non-guarantor subsidiaries.
The guarantees will be the applicable guarantor’s senior unsecured obligations and will:
•	rank equally in right of payment to all of such guarantor’s existing and future unsecured and unsubordinated indebtedness;
•	rank senior in right of payment to all of such guarantor’s existing and future indebtedness that is subordinated in right of payment to such guarantor’s guarantee;
•	be effectively subordinated to all of such guarantor’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and
•	be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of such guarantor’s non-guarantor subsidiaries.
Covenants
We will issue the notes under a senior indenture among us, Computershare (as defined below), as legacy trustee, and U.S. Bank Trust Company, National Association, as trustee for the notes. The senior indenture includes covenants that limit:
•	our ability and the ability of our restricted subsidiaries to incur, suffer to exist or guarantee any debt secured by certain liens;

•	our ability and the ability of our restricted subsidiaries to enter into sale and leaseback transactions; and
•	our ability to consolidate with or merge into any other entity or sell all or substantially all of our assets.
These covenants will be subject to a number of important exceptions and qualifications described under “Description of the Notes—Certain Covenants” and “Description of the Notes—Merger and Consolidation”.
Form and Denomination
The notes of are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Additional Notes
We may, without the consent of the holders of the notes, “reopen” the notes being offered by this prospectus supplement by issuing additional notes that have the same ranking, interest rate, maturity date and other terms as the notes (except for the issue date, the public offering price and, in some cases, the first interest payment date). These additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of debt securities, provided that, if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.
Absence of Public Market for the Notes
The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or for quotation of the notes an automated dealer quotation system.
Certain U.S. Federal Income Tax Considerations
Prospective investors are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes. See “Certain U.S. Federal Income Tax Considerations”.
Use of Proceeds
We estimate that our net proceeds from this offering will be approximately $   million, after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds from this offering, together with cash on hand and/or borrowings under the 2024 Credit Agreement, to repay all of our outstanding 4.15% Senior Notes due 2024 (the “2024 Notes”) at maturity, which is scheduled to occur on March 15, 2024, as described under the heading “Use of Proceeds”.

This offering is not conditioned upon the entry into or funding of the 2024 Credit Agreement.
Certain of the underwriters and/or their affiliates may hold 2024 Notes and thereby receive a portion of the net proceeds from this offering that are used to repay all of our outstanding 2024 Notes at maturity, which is scheduled to occur on March 15, 2024. See “Underwriting—Other Relationships”.
Risk Factors
In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information in this prospectus supplement, the specific factors set forth under “Risk Factors” for risks involved with an investment in the notes.
Governing Law
New York.
Trustee, Registrar and Paying Agent of the notes
U.S. Bank Trust Company, National Association.

Summary Consolidated Financial Data of Wabtec
The following table presents our summary historical consolidated financial data, which we have derived from the financial statements we have incorporated by reference into this prospectus supplement.
The following data of Wabtec as of December 31, 2023 and 2022, and for the years ended December 31, 2023, 2022 and 2021, have been derived from our audited consolidated financial statements, which are incorporated by reference herein from our annual report on Form 10-K filed with the SEC for the year ended December 31, 2023.
This information is only a summary and should be read in conjunction with our financial statements and the notes thereto and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in our annual report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus supplement. See “Where You Can Find More Information”.
	Year Ended December 31,
In millions, except per share data	2023	2022	2021
Income Statement Data
Net Sales	$9,677	$8,362	$7,822
Gross profit	2,944	2,540	2,369
Operating expenses	(1,678)	(1,529)	(1,493)
Income from operations	1,266	1,011	876
Interest expense, net	(218)	(186)	(177)
Other income, net	44	29	38
Net income attributable to Wabtec stockholders	$815	$633	$558

Diluted Earnings per Common Share
Basic
Net income attributable to Wabtec shareholders	$4.54	$3.46	$2.96
Diluted
Net income attributable to Wabtec shareholders	$4.53	$3.46	$2.96
Cash dividends declared per share	$0.68	$0.60	$0.48
Weighted average shares outstanding
Basic	178.8	182.2	187.7
Diluted	179.5	182.8	188.1
	As of December 31,
In millions	2023	2022
Balance Sheet Data
Total assets	$18,988	$18,516
Cash, cash equivalents and restricted cash	620	541
Total debt (Book Value)	4,069	4,002
Total equity	10,524	10,147
	Year Ended December 31,
In millions	2023	2022	2021
Cash provided by (used for):
Operating activities	$1,201	$1,038	$1,073
Investing activities	(492)	(235)	(540)
Financing activities	(633)	(708)	(653)

RISK FACTORS
You should carefully consider the following factors as well as those described under “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended December 31, 2023 and any that may be included in our subsequently filed Quarterly or Current Reports filed with the SEC, as well as the other information contained or incorporated by reference in this prospectus supplement before deciding to invest in the notes. Any of these risks or other risks and uncertainties not presently known to us or that we currently deem immaterial could materially adversely affect our business, financial condition, results of operations and cash flow, which could in turn materially adversely affect the price of the notes. If any of the following risks and uncertainties develops into actual events, our business, financial condition, results of operations or cash flows could be materially adversely affected. In that case, the trading price of the notes could decline and you may lose all or part of your investment.
This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risks faced by us described below and elsewhere in this prospectus supplement and the documents incorporated herein by reference. Please see “Cautionary Statement Regarding Forward-Looking Statements”.
Risks Relating to the Notes
Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.
Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. Consequently, our subsidiaries may not be able or permitted to pay dividends or otherwise make distributions to enable us to make payments in respect of our indebtedness, including the notes. In the event that we do not receive sufficient dividends or distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.
In addition, not all of our subsidiaries will guarantee the notes, and holders of the notes will have a junior position to the claims of creditors, including trade creditors and tort claimants, of any such non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary, holders of that subsidiary’s indebtedness and its trade creditors generally will be entitled to payment of their claims from the assets of the subsidiary before any assets are made available for distribution to us.
The notes and the related guarantees will be unsecured and effectively subordinated to our and our guarantors’ existing and future secured indebtedness and structurally subordinated to any existing or future indebtedness and other liabilities of our non-guarantor subsidiaries (including the subsidiaries of the guarantors).
The notes and the related guarantees will be our and each guarantor’s unsecured, unsubordinated obligations, respectively, ranking equally in right of payment to all of our or the applicable guarantor’s respective existing and future unsecured, unsubordinated indebtedness. The notes and the related guarantees will be effectively subordinated to all of our and each guarantor’s respective existing and future secured indebtedness to the extent of the respective value of the assets securing such indebtedness and will be structurally subordinated to all of the existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries. The indenture governing the notes and the related guarantees will permit us and our subsidiaries to incur certain secured debt, and will permit our non-guarantor subsidiaries to incur certain debt and other liabilities without becoming guarantors of the notes. If we or any of the guarantors incur any secured debt, the assets securing such debt will be subject to prior claims by secured creditors. In the event of our or any of the guarantors’ bankruptcy, liquidation, reorganization or other winding up, any assets of such entity that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our or the applicable guarantor’s remaining assets, as the case may be, ratably with all of such entity’s unsecured, unsubordinated creditors, including trade creditors.
In addition, if we or any guarantor incurs any additional debt that ranks equally with the notes or the related guarantees, respectively, the holders of that debt will be entitled to share ratably with holders of notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or the applicable guarantor. This may have the effect of reducing the amount of proceeds paid to holders of notes.
The indenture does not restrict the amount of additional unsecured debt that we may incur.
The notes and the indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.
We may redeem the notes at our option, which may adversely affect your return.
As described under “Description of the Notes—Optional Redemption”, we have the right to redeem the notes in whole or in part at any time at the applicable redemption price and at the times indicated. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes that are redeemed.
Some significant transactions may not constitute a change of control triggering event for purposes of the notes, in which case we would not be obligated to offer to repurchase the notes.
Upon the occurrence of a change of control triggering event as described under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event”, we will be required to offer to repurchase the notes. However, the change of control triggering event provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us will generally not constitute a change of control triggering event requiring us to repurchase the notes. In the event of any such transaction, we will not be required to offer to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or credit ratings, and could constitute a change of control with respect to our other indebtedness, any of which could adversely affect the holders of notes, including by decreasing the trading prices for the notes.
You may not be able to determine when a change of control triggering event has occurred, and we may not be required to offer to repurchase the notes as a result of a change in the composition of the directors on our board.
Unless we have exercised our right to redeem the notes, a change of control triggering event, as defined in the indenture governing the notes, will require us to make an offer to repurchase all outstanding notes. The definition of change of control includes a phrase relating to the sale, lease or transfer or conveyance of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law.
In addition, a Delaware Chancery Court decision found that, for purposes of agreements such as the indenture, the circumstances in which a board of directors of a Delaware corporation would be permitted not to approve a dissident slate of directors as “continuing directors” are significantly limited. In the event of any such significant change in the composition of our board where the board has approved the new directors as “continuing directors” for purposes of the indenture, we may not be required to offer to repurchase the notes as a result of the board composition change. The same court also observed that certain provisions in indentures, such as “continuing director” provisions, could function to entrench an incumbent board of directors and therefore raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, we would not be required to offer to repurchase your notes as a result of a change of control resulting from a change in the composition of our board. See “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event”.
We may not be able to repurchase the notes upon a change of control triggering event.
Upon a change of control triggering event as defined in the indenture governing the notes, we will be required to make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control repurchase offer. A failure to make the change of control repurchase offer or to pay the change of control repurchase price when due would result in a default under the indenture governing the notes. The occurrence of a change of control also would constitute an event of default under our Credit Agreements and may constitute an event of default under the terms of the agreements governing our other indebtedness or require us to offer to repurchase such other indebtedness. See “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event”.
The notes do not contain restrictive financial covenants, and we may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.
Other than as described in this prospectus supplement under “Description of the Notes—Certain Covenants” and “—Merger and Consolidation”, the notes are not subject to any restrictive covenants, and we are not restricted from paying dividends or issuing or repurchasing our securities. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.
Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.
Because the notes are held in book-entry form, noteholders must rely on DTC’s (as defined below) procedures to exercise their rights and remedies.
We will initially issue the notes in the form of one or more “global notes” registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes are shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of the Notes—Book Entry, Delivery and Form”. Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the notes. Instead, DTC or its nominee will be the sole holder of the notes. Payments of principal, interest and other amounts on global notes will be made to the paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global notes and that those participants will credit the payments to indirect DTC participants. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from noteholders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis.
If the guarantees of the notes are deemed fraudulent conveyances or preferential transfers, a court may subordinate or void them.
If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of our company, a court were to find that, at the time any guarantor incurred a guarantee:
•
the guarantor did so with the intent of hindering, delaying or defrauding current or future creditors, or received less than reasonably equivalent value or fair consideration for incurring the guarantee; and

•	the guarantor:
○	was insolvent or was rendered insolvent by reason of the incurrence of the indebtedness constituting the guarantee;
○	was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital;
○	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured; or

○
was a defendant in an action for money damages, or had a judgment for money damages entered against it if, in either case, after final judgment the judgment is unsatisfied; the court could void or subordinate the applicable guarantee to currently existing and future indebtedness of the guarantor, and take other action detrimental to the holders of the notes including, under certain circumstances, invalidating the applicable guarantee.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the relevant legal proceeding. Generally, however, a guarantor would be considered insolvent if, at the time such guarantor incurs the indebtedness constituting the guarantee either:
•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or
•
the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

We cannot give you any assurance as to what standards a court would use to determine whether a guarantor was solvent at the relevant time or, regardless what standard was used, whether the applicable guarantee would not be avoided on another of the grounds described above.
The guarantees of the notes by the guarantors may be released upon the occurrence of certain events.
Each subsidiary of ours that provides, or will provide, a guarantee of the notes will be automatically and unconditionally released from such guarantee upon the occurrence of certain events, including the following:
•
in connection with any sale or other disposition of all or substantially all of the assets of that guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) Wabtec or any of its subsidiaries;

•
in connection with any sale or other disposition of all of the capital stock of that guarantor to a person that is not (either before or after giving effect to such transaction) Wabtec or any of its subsidiaries;

•	upon defeasance or satisfaction and discharge of the notes as provided under “Description of the Notes—Satisfaction and Discharge; Defeasance and Covenant Defeasance”; or
•
at such time as that guarantor ceases to guarantee debt of Wabtec or any of the guarantors, other than any such debt for which that guarantor’s guarantee will be released concurrently with the release of the guarantor’s guarantee of the notes, provided that such cessation does not result from payment under such guarantee.

If any such guarantee is released, no holder of the notes will have a claim as a creditor against the applicable subsidiary, and the indebtedness and other liabilities of such subsidiary will be structurally senior to the claim of any holders of the notes. See “Description of the Notes—Guarantees”.
If an active trading market does not develop or is not maintained for the notes, you may not be able to resell the notes on favorable terms when desired, or at all.
The notes are a new issue of securities with no established trading market. Accordingly, any or all of the following may occur:
•	no liquid market for the notes may develop;
•	you may be unable to sell your notes; or
•	the price at which you may be able to sell your notes may be lower than their principal amount or purchase price.
If a public market were to exist for the notes, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not intend to apply for a listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.
Although we have been advised by the underwriters that they intend to make a market in the notes, they are not obligated to do so and may discontinue market making at any time without notice to, or the consent of, noteholders.

No assurance can be given as to the liquidity of any trading market for the notes. The lack of an active trading market could adversely affect your ability to sell the notes on favorable terms, when desired, or at all. If an active trading market does not develop, the market price and liquidity of the notes may be adversely affected. As a result, we cannot ensure you that you will be able to sell any of the notes at a particular time, on attractive terms, or at all. Thus, you may be required to bear the financial risk of your investment in the notes indefinitely. The liquidity of the trading market, if any, and future market prices of the notes will depend on many factors, including, among other things, prevailing interest rates, credit ratings, our business, financial condition, liquidity, results of operations and prospects, the market for similar securities, and overall conditions in the securities markets, and may be adversely affected by unfavorable changes in any of these factors. It is possible that the market for the notes will be subject to disruptions that may have a negative effect on noteholders, regardless of our business, financial condition, liquidity, results of operations or prospects.
Future funding requirements may affect our business.
New sources of capital may be needed to meet the funding requirements of future investments in operating assets or other acquisitions, fund our ongoing business activities and pay dividends. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, future prices as well as our operational performance, cash flow and debt position, among other factors. We may determine that it may be necessary or preferable to issue additional debt or other securities, defer projects or sell assets. Additional financing may not be available when needed or, if available, the terms of such financing may not be favorable to us. In the event of lower prices, unanticipated operating or financial challenges, or new funding limitations, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing business activities, and retire or service our outstanding debt could be significantly constrained.
Our credit ratings may not reflect all risks of your investment in the notes.
Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential risks related to the market or other factors that influence the market value of the notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.
Any downgrade in our credit ratings could limit our ability to obtain future financing, increase our borrowing costs and adversely affect the market price of our existing securities, including the notes, or otherwise impair our business, financial condition and results of operations.
There can be no assurance that any rating assigned to us or any of our securities, including the notes, will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by a rating agency, if, in that rating agency’s judgment, circumstances so warrant. A downgrade of our credit ratings could adversely affect the market price of our securities, including the notes, adversely affect our existing financing, limit our access to the capital or credit markets or otherwise adversely affect the availability of other new financing on favorable terms, result in more restrictive covenants in agreements governing the terms of any future indebtedness that we incur, increase our cost of borrowing, or impair our business, financial condition and results of operations.
An increase in market interest rates could result in a decrease in the market value of the notes.
In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase notes and market interest rates increase, the market value of those notes may decline. We cannot predict the future level of market interest rates.
Current global financial conditions could adversely affect the availability of new financing and our operations.
Current global financial conditions have been characterized by increased market volatility. Continued volatility in the capital and credit markets, which impacts interest rates, currency exchange rates, and the availability of credit, could adversely affect our ability to obtain equity or debt financing in the future on terms favorable to us or have a material adverse effect on our business, financial condition and results of operations.

We may be unable to repay or repurchase the notes at maturity.
At maturity, the entire principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not be able to repay or refinance these obligations, and the guarantors may not be able to satisfy their obligations under the guarantees. If the maturity date occurs at a time when other arrangements prohibit us from repaying the notes and the guarantors from satisfying their obligations under the applicable guarantees, we could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we are unable to obtain the waivers or refinance these borrowings, we will be unable to satisfy our payment obligations with respect to the notes.

USE OF PROCEEDS
We estimate that our net proceeds from this offering will be approximately $    million, after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds from this offering, together with cash on hand and/or borrowings under the 2024 Credit Agreement, to repay all of our outstanding 2024 Notes at maturity, which is scheduled to occur on March 15, 2024.
Pending any such uses, we intend to hold the net proceeds in cash and cash equivalents (which may include investments in highly liquid, short term investment instruments).
The 2024 Notes mature on March 15, 2024 and currently bear interest at 4.150% per year.
This offering is not conditioned upon the entry into or funding of the 2024 Credit Agreement.
Certain of the underwriters and/or their affiliates may hold the 2024 Notes and thereby receive a portion of the net proceeds from this offering that are used to repay all of our outstanding 2024 Notes at maturity. See “Underwriting—Other Relationships”.

CAPITALIZATION
The following table sets forth (a) our cash and cash equivalents and (b) our capitalization, in each case, as of December 31, 2023:
•	on an actual basis; and
•
on an as adjusted basis to give effect to the issuance and sale of notes in this offering, as well as the entry into, and draw down of the full amount available under, the 2024 Credit Agreement, and the anticipated application of the net proceeds from this offering, together with cash on hand, including from such draw down under the 2024 Credit Agreement, to repay all of our outstanding 2024 Notes at maturity, which is scheduled to occur on March 15, 2024, as described under the heading “Use of Proceeds”.

You should read this table in conjunction with our consolidated financial statements, the related notes thereto and other financial information contained in our annual report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus supplement, as well as the other financial information included or incorporated by reference in this prospectus supplement.
	As of December 31, 2023
(dollars and shares in millions)	Actual	As Adjusted
Cash, cash equivalents and restricted cash(1)	$620	$
Total debt (including current portion of long-term debt):
2022 Senior Credit Agreement:
Revolving Credit Facility(2)	$—	$—
Delayed Draw Term Loan(2)	250	250
2024 Senior Credit Agreement(1):	—	$224
4.15% Senior Notes due 2024(2)	725	—
3.20% Senior Notes due 2025(2)	499	499
3.45% Senior Notes due 2026(2)	749	749
1.25% Senior Notes (EUR) due 2027(2)	547	547
4.70% Senior Notes due 2028(2)	1,245	1,245
% Senior Notes due offered hereby(2)	—
Other borrowings	54	54
Total debt	4,069

Shareholders’ equity:
Common stock, $.01 par value; 500.0 shares authorized; 226.9 shares issued and 177.8 shares outstanding	2	2
Additional paid-in capital	7,977	7,977
Treasury stock, at cost; 49.1 shares	(2,171)	(2,171)
Retained earnings	5,269	5,269
Accumulated other comprehensive loss	(590)	(590)
Total Westinghouse Air Brake Technologies Corporation shareholders’ equity	10,487	10,487
Noncontrolling interest	37	37
Total equity	10,524	10,524
Total capitalization	$14,593	$
(1)
This offering is not conditioned on the entry into or funding of the 2024 Credit Agreement. In the event that the 2024 Credit Agreement is not entered into and funded prior to our repayment of the 2024 Notes at maturity, which is scheduled to occur on March 15, 2024, additional cash on hand will be applied towards the repayment of the 2024 Notes at maturity.

(2)	Book value is presented, net of unamortized discounts and debt issuance costs, as well as foreign exchange on the 1.25% Senior Notes (EUR) due 2027.

DESCRIPTION OF THE NOTES
General
The notes offered hereby will be our unsecured senior debt securities as described in the accompanying prospectus. The following description of the particular terms of the notes and the related guarantees thereof supplements, and to the extent inconsistent therewith, supersedes the description under “Description of Debt Securities” in the accompanying prospectus. The notes and the related guarantees thereof will be issued under the indenture dated as of August 8, 2013 between us and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association) (“Computershare”), as trustee (such indenture, as previously amended and supplemented, the “Base Indenture”), as supplemented by the twelfth supplemental indenture dated as of   , 2024, among us, Computershare, as legacy trustee, and U.S. Bank Trust Company, National Association, as trustee for the notes. The Base Indenture, as so supplemented by the twelfth supplemental indenture, is referred to as the “Indenture”. Unless otherwise specified, references to the “trustee” in this prospectus supplement refer to U.S. Bank Trust Company, National Association, as trustee for the notes. The notes will be a separate series of debt securities under the Indenture.
The Indenture has been qualified and is subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes and the related guarantees. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. A copy of the Base Indenture has been filed with the SEC and is incorporated by reference into the registration statement of which this prospectus supplement forms a part. References to “Wabtec”, “we”, “us” and “our” in this section are only to Westinghouse Air Brake Technologies Corporation and not Wabtec together with any of its subsidiaries. Certain defined terms used in this section but not defined herein have the respective meanings assigned to such terms in the Indenture.
Principal Amount; Maturity
The aggregate principal amount of the notes offered hereby initially will be limited to $   million. The notes will mature on   , 20  .
If the maturity date for the notes falls on a day that is not a business day, the related payment of interest and principal will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest on such payment will accrue for the period from and after the maturity date.
The notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
We may, without the consent of the holders of the notes, “reopen” the notes and issue additional notes that have the same ranking, interest rate, maturity date and other terms as the notes being offered by this prospectus supplement (except for the issue date, the public offering price and, in some cases, the first interest payment date). These additional notes, together with the notes offered by this prospectus supplement, would constitute a single series of debt securities under the Indenture, provided that, if the additional notes are not fungible with the outstanding notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. Unless the context requires otherwise, references to “notes” in this section for all purposes includes any additional notes that may be issued from time to time.
Guarantees
Our payment obligations under the notes will initially be fully and unconditionally guaranteed, jointly and severally, by each of our subsidiaries that presently guarantees our obligations under our existing senior notes and our amended and restated credit agreement, dated as of August 15, 2022, by and among us, Wabtec Transportation Netherlands B.V., the other loan parties party thereto from time to time, the lenders party thereto from time to time, PNC Bank, National Association, as Administrative Agent, and the other parties party thereto from time to time (as amended to date, the “2022 Credit Agreement”) (collectively, the “Initial Guarantors”). Such subsidiaries will also guarantee our credit agreement, expected to be entered into concurrently with the closing of this offering, by and among us, the other loan parties party thereto from time to time, the lenders party thereto from time to time, PNC Bank, National Association, as Administrative Agent, and the other parties party thereto from time to time (the “2024 Credit Agreement” and, together with the 2022 Credit Agreement, the “Credit Agreements”). The Initial Guarantors consist of our following subsidiaries: GE Transportation, a Wabtec Company, RFPC Holding Corp., Transportation IP Holdings, LLC, Transportation Systems Services Operations Inc., Wabtec Components LLC, Wabtec Holding, LLC, Wabtec Railway Electronics Holdings, LLC and Wabtec Transportation Systems, LLC.
The guarantees of the notes, the Credit Agreements and our existing senior notes will be unsecured.
The notes also will be guaranteed by each of Wabtec’s existing and future subsidiaries which guarantee any Debt of Wabtec or any Guarantor (collectively with the Initial Guarantors, the “Guarantors”).
The obligations of each Guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent transfer or conveyance under applicable law. See “Risk Factors—If the guarantees of the notes are deemed fraudulent conveyances or preferential transfers, a court may subordinate or void them”.
The guarantee of a Guarantor will be released:
•
in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Wabtec or a subsidiary of Wabtec;

•
in connection with any sale or other disposition of all of the capital stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) Wabtec or a subsidiary of Wabtec;

•	upon defeasance or satisfaction and discharge of the notes as provided under the caption “—Satisfaction and Discharge; Defeasance and Covenant Defeasance”; or
•
at such time as the Guarantor ceases to guarantee Debt of Wabtec or a Guarantor, other than any such Debt for which the Guarantor’s guarantee will be released concurrently with the release of the Guarantor’s guarantee of the notes, provided that such cessation does not result from payment under such guarantee.

Interest on the Notes
The notes will bear interest at a rate of   % per year. Interest will accrue on the notes from   , 2024.
Interest on the notes is payable semi-annually on    and    of each year to the holders of record at the close of business on the    and    (whether or not that record date is a business day), as the case may be, immediately preceding such interest payment date. The first interest payment date for the notes will be   , 2024. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date on the notes is not a business day, the payment of interest will be made on the next succeeding business day, and no additional interest will accrue on the amount so payable for the period from and after such interest payment date to the next succeeding business day.
Ranking
The notes will be our senior unsecured obligations. Payment of the principal and interest on the notes will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and, to the extent we incur subordinated indebtedness in the future, rank senior in right of payment to our subordinated indebtedness. To the extent we incur secured indebtedness in the future, the notes will be effectively subordinated to any secured indebtedness of ours, to the extent of the value of any assets securing such indebtedness.
The guarantees of the notes will be the senior unsecured obligations of each Guarantor. Payment of the principal and interest on the notes will rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of such Guarantor, and, to the extent any of the Guarantors incurs subordinated indebtedness in the future, rank senior in right of payment to the subordinated indebtedness of such Guarantor. To the extent any of the Guarantors incurs secured indebtedness in the future, the guarantees of the notes will be effectively subordinated to any secured indebtedness of such Guarantor, to the extent of the value of any assets securing such indebtedness.

The Guarantors currently guarantee our obligations under our existing senior notes and under our 2022 Credit Agreement and will guarantee our obligations under our 2024 Credit Agreement. In the event of any distribution or payment of Wabtec’s or its subsidiaries’ assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of the notes will participate ratably with all holders of our senior unsecured indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As of December 31, 2023, we had outstanding total debt of $4,069 million, consisting of $3,765 million of senior notes, $250 million of borrowings under our 2022 Credit Agreement, consisting solely of borrowings under the Delayed Draw Term Loan (as defined herein), and $54 million of other borrowings. As of December 31, 2023, we have no outstanding borrowings under the Revolving Credit Facility (as defined herein). Concurrently with the closing of this offering, we expect to enter into our 2024 Credit Agreement. We intend to draw down the full $225.0 million thereunder concurrently with the closing of this offering. We intend to use the net proceeds from this offering, together with cash on hand, including from such draw down under the 2024 Credit Agreement, to repay all of our outstanding 2024 Notes at maturity, which is scheduled to occur on March 15, 2024. Our obligations under our existing senior notes and the Credit Agreements are or will be, as applicable, guaranteed by the Guarantors, and the notes offered hereby will be guaranteed by the Guarantors. See “—Guarantees” and “Description of Other Indebtedness”.
Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, that non-guarantor subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us. Accordingly, the notes will be structurally subordinated to creditors, including trade creditors, if any, of our non-guarantor subsidiaries. As of December 31, 2023, our non-guarantor subsidiaries had approximately $2,620 million of liabilities and owned approximately 80% of our consolidated assets.
Optional Redemption
Prior to the Par Call Date, we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus    basis points less (b) interest accrued thereon to the date of redemption, and

(2)	100% of the principal amount of the notes to be redeemed,
plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
On or after the Par Call Date, we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:
“Par Call Date” means   , 20   (the date that is     prior to the maturity date of the notes).
“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the

Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.
The calculation or determination of the redemption price shall be made by us or on our behalf by such Person as we shall designate. For the avoidance of doubt, the calculation or determination of the redemption price, including the determination of any Treasury Rate, shall not be the obligation or responsibility of the Trustee or paying agent.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary's procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (as defined below) (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Sinking Fund
The notes will not be entitled to any sinking fund.
Offer to Repurchase Upon Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event with respect to the notes, unless we have exercised our right to redeem the notes as described under “—Optional Redemption”, each holder of notes will have the right to require us to purchase all or a portion (in excess of $2,000 and in integral multiples of $1,000) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to the Change of Control Payment Date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the Indenture.
Within 30 days following the date upon which the Change of Control Triggering Event with respect to the notes occurs or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to deliver a written notice to each holder of notes, with a copy to the Trustee, which written notice will govern the terms of the Change of Control Offer. Such written notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such written notice is delivered, other than as may be required by law (the “Change of Control Payment Date”). The written notice, if delivered prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have such notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the written notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.
We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.
We will comply in all material respects with the requirements, to the extent applicable, of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.
For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:
“Change of Control” means the occurrence of any one of the following after the date of issuance of the notes:
(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

(2)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d- 5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

(3)
we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our shares of Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4)	the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or
(5)	the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless at least two of the three Rating Agencies are providing a rating for the notes, the notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Continuing Director” means, as of any date of determination, any member of our board of directors who:
(1)	was a member of our board of directors on the date of the issuance of the notes; or
(2)
was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination or election.

“Fitch” means Fitch Ratings, Inc., and its successors.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by Wabtec.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.
“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency; provided, that we shall give written notice of such appointment to the Trustee.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.
“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another “person” (as that term is used in Section 13(d)(3) of the Exchange Act) may be uncertain.
Certain Covenants
Limitation on Liens
We will not, and will not permit any of our Restricted Subsidiaries to, incur, suffer to exist or guarantee any Debt secured by a Lien on any Principal Property or on any shares of stock of (or other interests in) any of our Restricted Subsidiaries (in each case, whether now owned or hereafter acquired) unless we or that first-mentioned Restricted Subsidiary secures or we cause such Restricted Subsidiary to secure the notes equally and ratably with (or prior to) such secured Debt, for as long as such secured Debt will be so secured.

These restrictions will not, however, apply to Debt secured by:
•	any Liens existing prior to the issuance of the notes;
•	any Liens on property of, shares of stock of (or other interests in) or Debt of any entity existing at the time such entity becomes a Restricted Subsidiary;
•
any Liens on property of, shares of stock of (or other interests in) or Debt of any entity (a) existing at the time of acquisition of such property or shares (or other interests) (including acquisition through merger or consolidation), provided that any such Lien was in existence prior to the date of such acquisition, was not incurred in anticipation thereof and does not extend to any other property, (b) to secure the payment of all or any part of the purchase price of such property or shares (or other interests) or the costs of construction or improvement of such property or (c) to secure any Debt incurred prior to, at the time of, or within 270 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 270 days after the acquisition of such shares (or other interests) for the purpose of financing all or any part of the purchase price of such property or shares (or other interests) or the costs of construction thereon;

•	any Liens in favor of us or any of our Restricted Subsidiaries;
•	any Liens in favor of, or required by contracts with, governmental entities; and
•
any extension, renewal or replacement of any Lien referred to in any of the preceding clauses, provided that such extension, renewal or replacement Lien will be limited to the same property that secured the Lien so extended, renewed or replaced and will not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement.

Notwithstanding the foregoing, we or any of our Restricted Subsidiaries may incur, suffer to exist or guarantee any Debt secured by a Lien on any Principal Property or on any shares of stock of (or other interests in) any of our Restricted Subsidiaries if, after giving effect thereto and together with the value of Attributable Debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Leaseback Transactions” covenant below, the aggregate amount of such Debt outstanding does not exceed the greater of 15% of our Consolidated Net Tangible Assets and $200.0 million.
Limitation on Sale and Leaseback Transactions
We and our Restricted Subsidiaries will not enter into any sale and leaseback transaction with respect to any Principal Property, other than any such sale and leaseback transaction involving a lease for a term of not more than three years (including renewal rights) or any such sale and leaseback transaction between us and one of our Restricted Subsidiaries or between our Restricted Subsidiaries, unless: (a) we or such Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property involved in such sale and leaseback transaction at least equal in amount to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the notes pursuant to the covenant described above under the caption “—Limitation on Liens”; or (b) the proceeds of such sale and leaseback transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our board of directors) and we apply an amount equal to the net proceeds of such sale and leaseback transaction within 180 days of such sale and leaseback transaction to any (or a combination) of (i) the prepayment or retirement of the notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Debt of us or of one of our Restricted Subsidiaries (other than Debt that is subordinated to the notes or Debt owed to us or one of our Restricted Subsidiaries) that matures more than 12 months after its creation or matures less than 12 months after its creation but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond 12 months from its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.
Notwithstanding the restrictions in the preceding paragraph, we will be permitted to enter into sale and leaseback transactions otherwise prohibited by this covenant, the Attributable Debt with respect to which, together with all Debt outstanding pursuant to the third paragraph of the “—Limitation on Liens” covenant above, without duplication, does not exceed the greater of 15% of Consolidated Net Tangible Assets measured at the closing date of the sale and leaseback transaction and $200.0 million.

Certain Definitions
The following are definitions of some terms used in the above description of certain covenants under the Indenture. We refer you to the Indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.
“Attributable Debt” with regard to a sale and leaseback transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended or may, at the option of the lessor, be extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes then outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.
“Consolidated Net Tangible Assets” means, on the date of any determination, all assets minus:
•	all applicable depreciation, amortization and other valuation reserves;
•	all current liabilities; and
•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, in each case as set forth on our most recently available consolidated balance sheet prepared in accordance with U.S. generally accepted accounting principles.
“Debt” means (without duplication), with respect to any person, (1) all obligations of such person, to the extent such obligations would appear as a liability on the consolidated balance sheet of such person, in accordance with U.S. generally accepted accounting principles, (a) for money borrowed, (b) evidenced by bonds, debentures, notes or other similar instruments, (c) in respect of letters of credit, bankers’ acceptances or similar facilities issued for the account of such person, or (d) that constitute capital lease obligations of such person, and (2) all guarantees by such person of debt of another person.
“Lien” means any mortgage, pledge, hypothecation, encumbrance, security interest, statutory or other lien, or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention having substantially the same economic effect as any of these.
“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property owned or leased by us or any of our Restricted Subsidiaries, whether owned on the date of the Indenture or thereafter, that has a gross book value in excess of 1% of our Consolidated Net Tangible Assets. Any plant, warehouse, office building or parcel of real property, or portion thereof, which our board of directors determines by resolution is not of material importance to the business conducted by us and our Restricted Subsidiaries taken as a whole will not be Principal Property.
“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.
“Special Purpose Subsidiary” means a Subsidiary that is engaged solely in the business of acquiring, selling, collecting, financing or refinancing receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto.
“Subsidiary” means any entity of which we, or we and one or more of our subsidiaries, or any one or more of our subsidiaries, directly or indirectly own more than 50% of the outstanding voting stock.

“Unrestricted Subsidiary” means any Subsidiary:
•	the principal business of which consists of finance, banking, credit, leasing, insurance, financial services or other similar operations;
•	which is a Special Purpose Subsidiary;
•	substantially all the assets of which consist of the capital stock of a Subsidiary or Subsidiaries engaged in the operations referred to in the preceding bullet; or
•
designated as an unrestricted subsidiary by resolution of our board of directors and which, in the opinion of our board of directors, is not of material importance to the business conducted by us and our Restricted Subsidiaries taken as a whole.

Merger and Consolidation
The provisions of the Indenture described under “Description of Debt Securities—Merger and Consolidation” in the accompanying prospectus will apply to the notes.
Reports
Whether or not required by the rules and regulations of the SEC, so long as the notes are outstanding, we will file with the Trustee, within the time periods specified by the SEC’s rules and regulations, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we would be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, if we were subject to such sections. We will be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the SEC via EDGAR (or any successor electronic delivery procedure). The Trustee will have no obligation whatsoever to determine whether or not such information, documents or reports have been filed with the SEC pursuant to EDGAR (or any successor electronic delivery procedure) and shall have no liability or responsibility for the content of any such report.
Events of Default
The provisions of the Indenture described under “Description of Debt Securities—Events of Default” in the accompanying prospectus will apply to the notes. In addition, an event of default is defined in the Indenture as being:
•	failure to make the required payment in connection with a Change of Control Triggering Event when due and payable in accordance with the terms of the Indenture;
•
failure to observe or perform any other covenant in the Indenture, the notes or the guarantees, other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with in the section of the Indenture governing such covenant or warranty, if the failure continues for 60 days after written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	default under any of our or our restricted subsidiaries’ debt, whether such debt now exists or is incurred after the date of this prospectus supplement, if that default:
•	is caused by a failure to pay principal on such debt at its stated final maturity (after giving effect to any applicable grace periods provided in such debt) (a “Payment Default”); or
•
results in the acceleration of such debt prior to its express maturity (an “Acceleration Event”), and (i) in each case, the principal amount of any such debt, together with the principal amount of any other such debt under which there has been a Payment Default or an Acceleration Event, aggregates $100 million or more and (ii) in the case of a Payment Default, such debt is not discharged and, in the case of an Acceleration Event, such acceleration is not rescinded or annulled, within 10 days after written notice has been given by the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding; or

•
any of the guarantees is held in any judicial proceeding to be unenforceable or invalid or, except as permitted by the Indenture, ceases for any reason to be in full force and effect, or any Guarantor denies or disaffirms its obligations under its guarantee with respect to the notes.

Satisfaction and Discharge; Defeasance and Covenant Defeasance
The satisfaction and discharge provisions and the defeasance and covenant defeasance provisions of the Indenture described under “Description of Debt Securities—Satisfaction and Discharge; Defeasance and Covenant Defeasance” in the accompanying prospectus will apply to the notes.
If we elect covenant defeasance with respect to the notes, (i) the guarantees of the notes will be released as described above under “—Guarantees” and (ii) the following covenants will cease to apply to the notes: “—Offer to Repurchase Upon Change of Control Triggering Event”, “—Limitation on Liens” and “—Limitation on Sale and Leaseback Transactions”. In addition, the events of default described above under “—Events of Default” will not be events of default under the Indenture with respect to the notes.
Modification and Waiver
The Indenture contains provisions permitting us, the Guarantors and the Trustee to modify the Indenture or enter into or modify any supplemental indenture without the consent of the holders of the notes in regard to matters as will not adversely affect the interests of the holders of the notes, including the following:
•	to cure any ambiguity, omission, defect or inconsistency as evidenced in an officers’ certificate;
•	to provide for the assumption of our or any of the Guarantors’ obligations under the Indenture by a successor or transferee upon any permitted merger, consolidation or asset transfer;
•	to provide for uncertificated notes in addition to or in place of certificated notes;
•	to reflect the release of any Guarantor in accordance with the terms of the Indenture;
•	to provide any security for or other guarantees of the notes or any guarantee of a Guarantor or for the addition of an additional obligor on the notes;
•
to comply with any requirement to effect or maintain the qualification of the Indenture under the TIA, if applicable; to add covenants that would benefit the holders of notes or to surrender any rights we have under the Indenture;

•
to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination is not effective with respect to any notes created prior to the execution of the applicable supplemental indenture which is entitled to the benefit of such provision;

•	to provide for the issuance of and establish forms and terms and conditions of a new series of debt securities to be issued under the Indenture;
•
to facilitate the defeasance and discharge of the notes otherwise in accordance with the existing terms of the Indenture; provided that any such action does not adversely affect the rights of any holder of outstanding notes in any material respect;

•
to issue additional notes, provided that such additional notes have the same terms as the notes being offered by this prospectus supplement (except for the issue date, the public offering price and, in some cases, the first interest payment date) and together with the notes offered by this prospectus supplement, would constitute a single class of debt securities under the Indenture; and provided further that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number;

•
to evidence and provide for the acceptance of and appointment of a successor Trustee with respect to the notes and to add to or change any of the provisions of the notes as necessary to provide for or facilitate the administration of the trust by more than one Trustee;

•	to add additional events of default with respect to the notes;
•	to make any change with respect to the notes that does not adversely affect the rights of the holders of the notes in any material respect; and
•	to evidence the release of any Guarantor and its obligations pursuant to the Indenture.

We, the Guarantors and the Trustee may modify the Indenture or any supplemental indenture relating to the Indenture with the consent of the holders of not less than a majority in aggregate principal amount of the notes, except that no such modifications shall, without the consent of each of the holders of the notes:
•	reduce the percentage in principal amount of the notes, the consent of whose holders is required for any amendment, supplement or waiver;
•	reduce the rate of or change the time for payment of interest on the notes;
•	reduce the principal of the notes or change the stated maturity of the notes;
•
reduce any premium payable on the redemption of the notes or change the time at which the notes may or must be redeemed or alter or waive any of the provisions with respect to the redemption of the notes;

•	make payments on the notes payable in currency other than as originally stated in the notes;
•	impair the holders’ right to institute suit for the enforcement of any payment on the notes; or
•	waive a continuing default or event of default regarding any payment on the notes.
With respect to any vote of holders of the notes, we will generally be entitled to set any day as a record date for the purpose of determining such holders that are entitled to vote or take other action under the Indenture.
Governing Law
The Indenture, the notes and the guarantees will be governed by, and construed in accordance with, the law of the State of New York.
Concerning the Trustee
Under the Indenture, the Trustee is required to transmit annual reports to all holders regarding its eligibility and qualifications as Trustee under the Indenture and specified related matters.
Book-Entry, Delivery and Form
Except as set forth below, the notes will be represented by one or more permanent, global notes in registered form without interest coupons (the “Global Notes”).
The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).
Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Certificated Notes except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes”. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.
Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depositary Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised us that, pursuant to procedures established by it:
•	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and
•
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.
The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:
•
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the

Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.
DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for definitive notes in registered certificated form (“Certificated Notes”), and to distribute such notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, the Trustee or any of our or its respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof, if:
•
DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Company fails to appoint a successor depositary within 90 days; or

•	there has occurred and is continuing an event of default and DTC notifies the Trustee of its decision to exchange the Global Note for Certificated Notes.
Beneficial interests in a Global Note also may be exchanged for Certificated Notes in the limited other circumstances permitted by the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Same-Day Settlement and Payment
We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DESCRIPTION OF OTHER INDEBTEDNESS
2022 Credit Agreement
On June 8, 2018, we entered into a credit agreement (“Original Credit Agreement”), consisting of (i) term loans denominated in euros and U.S. dollars (“Term Loans”) and (ii) a multi-currency revolving loan facility, providing for an equivalent in U.S. dollars of up to $1.2 billion. On August 15, 2022, we entered into the 2022 Credit Agreement, being a new unsecured credit agreement which amended, restated and replaced the Original Credit Agreement in its entirety. The 2022 Credit Agreement is with a syndicate of lenders and provides for borrowings consisting of (i) a multi-currency revolving credit facility, providing for an equivalent in U.S. dollars of up to $1.5 billion in revolving loans (the “Revolving Credit Facility”) and (ii) a fully utilized $250.0 million delayed draw term loan facility (the “Delayed Draw Term Loan”), in each case, all pursuant to the terms and conditions of the 2022 Credit Agreement (which are substantially similar with the terms of the Original Credit Agreement). The 2022 Credit Agreement allows us to request, at prevailing market rates, an aggregate amount not to exceed $750.0 million, in (a) increases to the borrowing commitments under the Revolving Credit Facility and/or (b) new incremental term loan commitments. The agreement contains affirmative, negative and financial covenants, and events of default, customary for facilities of this type.
The Revolving Credit Facility matures on August 15, 2027. The Delayed Draw Term Loan has been fully drawn and will mature on August 15, 2027. Amounts borrowed and repaid under the Delayed Draw Term Loan may not be reborrowed. The applicable interest rate for borrowings under the 2022 Credit Agreement includes a base rate (per the interest election terms of the agreement) plus an interest rate spread up to 1.75% based on the lower of the pricing corresponding to (i) our financial leverage or (ii) our public rating. Obligations under the 2022 Credit Agreement have been guaranteed by the Guarantors.
Under the 2022 Credit Agreement, we have agreed to maintain an Interest Coverage Ratio of at least 3.0 to 1.0, and a Leverage Ratio not to exceed 3.5 to 1.0. The “Interest Coverage Ratio” is defined as EBITDA to Interest Expense for the four quarters then ended. The “Leverage Ratio” is defined as Net Debt as of the last day of such fiscal quarter to EBITDA for the four quarters then ended. Additionally, we may submit a request for an increased maximum Leverage Ratio in contemplation of a Material Acquisition. All terms are as defined in the 2022 Credit Agreement.
The following table presents availability under the 2022 Credit Agreement as of December 31, 2023:
(in millions)	Revolving Credit Facility	Delayed Draw Term Loan	Total
Maximum Availability	$1,500.0	$250.0	$1,750.0
Outstanding Borrowings	$—	$(250.0)	$(250.0)
Current Availability	$1,500.0	$—	$1,500.0
We were in compliance with all of our covenants in the 2022 Credit Agreement as of December 31, 2023.
2024 Credit Agreement
Concurrent with the closing of this offering, we expect to enter into the 2024 Credit Agreement, which is a new standalone credit agreement, consisting of a new term loan facility in an aggregate initial principal amount of $225.0 million U.S. dollars (“2024 Term Loan Facility”). The 2024 Credit Agreement will be with a syndicate of lenders and will provide for a single borrowing of term loans in an aggregate principal amount equal to $225.0 million, all pursuant to the terms and conditions of the 2024 Credit Agreement (which will be substantially similar with the terms of the 2022 Credit Agreement). The agreement will contain affirmative, negative and financial covenants, and events of default, customary for facilities of this type.
The 2024 Term Loan Facility will mature on the five year anniversary of the draw down date thereunder. Amounts repaid or prepaid under the 2024 Term Loan Facility will not be available to be reborrowed. The applicable interest rate for borrowings under the 2024 Credit Agreement will include a base rate (per the interest election terms of the agreement) plus an interest rate spread up to 0.75% based on the lower of the pricing corresponding to (i) our financial leverage or (ii) our public rating. Obligations under the 2024 Credit Agreement will be guaranteed by the Guarantors.

Under the 2024 Credit Agreement, the Company will agree to maintain an Interest Coverage Ratio of at least 3.0 to 1.0, and a Leverage Ratio not to exceed 3.5 to 1.0. The “Interest Coverage Ratio” will be defined as EBITDA to Interest Expense for the four quarters then ended. The “Leverage Ratio” will be defined as Net Debt as of the last day of such fiscal quarter to EBITDA for the four quarters then ended. Additionally, the Company will be able to submit a request for an increased maximum Leverage Ratio in contemplation of a Material Acquisition. All terms are as will be defined in the 2024 Credit Agreement.
We intend to fully draw down all available term loan commitments under the 2024 Term Loan Facility concurrently with the closing of this offering. We intend to use the net proceeds from this offering, together with cash on hand, including from such draw down under the 2024 Credit Agreement, to repay all of our outstanding 2024 Notes at maturity, which is scheduled to occur on March 15, 2024. No additional borrowings are contemplated as of such date under the 2024 Credit Agreement.
This offering is not conditioned upon the entry into or funding of the 2024 Credit Agreement.
Outstanding Senior Notes
The following series of senior notes were outstanding as of December 31, 2023: the 2024 Notes, 3.20% Senior Notes due 2025 (the “2025 Notes”), 3.45% Senior Notes due 2026 (the “2026 Notes”), 1.25% Senior Notes (EUR) due 2027 (the “Euro Notes”) and 4.70% Senior Notes due 2028 (the “2028 Notes”).
In November 2016, we issued $750.0 million aggregate principal amount of 2026 Notes. Interest on the 2026 Notes accrues at a rate of 3.450% per annum and is payable semi-annually on May 15 and November 15 of each year.
In September 2018, we issued $750.0 million aggregate principal amount of 2024 Notes and $1,250.0 million aggregate principal amount of 2028 Notes. The 2024 Notes currently bear interest at 4.150% per year. The 2028 Notes currently bear interest at 4.700% per year. We intend to use the net proceeds from this offering, together with cash on hand and/or borrowings under the 2024 Credit Agreement, to repay all of our outstanding 2024 Notes at maturity, which is scheduled to occur on March 15, 2024.
In June 2020, we issued $500.0 million aggregate principal amount of 2025 Notes. Interest on the 2025 Notes accrues at a rate of 3.200% per annum and is payable semi-annually on June 15 and December 15 of each year.
In June 2021, our wholly-owned subsidiary, Wabtec Transportation Netherlands B.V. issued €500.0 million aggregate principal amount of Euro Notes. Interest on the Euro Notes accrues at a rate of 1.250% per annum and is payable annually on December 3 of each year. We agreed to fully and unconditionally guarantee the Euro Notes.
The 2026 Notes, 2024 Notes, 2028 Notes, 2025 Notes and the Euro Notes are our senior unsecured obligations, ranking equally in right of payment with all of our existing and future senior unsecured indebtedness, including the notes, and senior to our future subordinated indebtedness. The 2026 Notes, 2024 Notes, 2028 Notes, 2025 Notes and the Euro Notes are effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing that indebtedness and structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries that do not guarantee the notes. The 2026 Notes, 2024 Notes, 2028 Notes, and 2025 Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis by each of our current and future subsidiaries that guarantee indebtedness under our Credit Agreements or any other Debt of ours or any other guarantor.
The indenture governing each of the 2026 Notes, 2024 Notes, 2028 Notes and the 2025 Notes and the indenture governing the Euro Notes, each contains covenants and restrictions which limit among other things, the following: the incurrence of indebtedness, payment of dividends and certain distributions, sale of assets, change in control, mergers and consolidations and the incurrence of liens.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section is a summary of material U.S. federal income tax considerations relating to the ownership and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of owning or disposing of the notes. The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the “issue price” of the notes, which is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, initial purchasers, placement agents or wholesalers), and that hold the notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special tax rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, accrual-method taxpayers subject to section 451(b) of the Code, banks, financial institutions, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, partnerships, pass-through entities, beneficial owners of pass-through entities, subchapter “S” corporations, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes as part of a straddle, hedging, constructive sale, conversion or other integrated transaction for U.S. federal income tax purposes, persons purchasing or selling notes as part of a wash sale for U.S. federal income tax purposes, beneficial owners of the 2024 Notes that will be repaid with the net proceeds of this offering as set forth in “Use of Proceeds” above, or entities treated as “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes). This summary does not address the tax consequences to subsequent purchasers of notes, and it does not discuss the potential application of the Medicare tax on net investment income, U.S. federal estate and gift tax laws or any state, local, foreign or other non-income tax laws.
INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, STATE, LOCAL AND FOREIGN LAWS, OTHER NON-INCOME TAX LAWS AND TAX TREATIES.
As used herein, the term “U.S. holder” means a beneficial owner of notes that, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust (x) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person under the Code.
A “non-U.S. holder” is a beneficial owner of notes (other than a partnership, other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. holder.
If a partnership (or other entity or arrangement treated as a partnership or other pass-through entity) for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner (or other beneficial owner) in the entity will depend upon the status of the partner (or other beneficial owner) and the activities of the partner (or other beneficial owner) and the entity. A beneficial owner of notes that is a partnership (or other pass-through entity), and partners (or beneficial owners) in such an entity, should consult their own tax advisors about the U.S. federal income tax consequences of owning and disposing of the notes.

U.S. Holders
The following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. holder (as defined above).
Certain Additional Payments
Under the terms of the notes, there are circumstances in which we might be required to make payments on a note that would increase the yield of the note, as described under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event”. It is possible that the IRS could assert that such additional or excess amounts are “contingent payments” and that, as a result, the notes are properly treated as contingent payment debt instruments for U.S. federal income tax purposes. However, under Treasury Regulations, for purposes of determining whether a debt instrument is a contingent payment debt instrument, contingencies which are either remote or incidental as of the issue date are ignored. As such, the possibility of such excess amounts being paid will not affect the amount of interest income a holder recognizes, in advance of the payment of such excess amounts, if there is only a remote possibility as of the date the notes were issued that the holder would receive such amounts. We believe that, as of the issue date, there is only a remote possibility that we would be required to make such payments, and therefore we do not intend to treat the notes as subject to the special rules governing “contingent payment debt instruments”. Our position that the notes are not subject to these special rules is binding on a holder unless the holder discloses a contrary position in the manner required by applicable Treasury Regulations. If the IRS takes a contrary position, a U.S. holder may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the notes (which could be materially and adversely different from the consequences discussed herein), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any gain on the sale, exchange, or retirement or other taxable disposition of the notes would be treated as interest income rather than as capital gain. U.S. holders should consult their tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.
Payments of Interest
A U.S. holder will be required to recognize as ordinary income any stated interest (including any tax withheld on payments of stated interest) paid or accrued on the notes, in accordance with such holder’s regular method of tax accounting for U.S. federal income tax purposes.
In general, if the stated principal amount of a debt instrument exceeds its issue price by at least a statutorily defined de minimis amount, a U.S. holder will be required to include such excess in income as “original issue discount” over the term of the instrument in accordance with a constant-yield method, irrespective of the holder’s regular method of tax accounting. Generally, original issue discount is considered to be de minimis if it is less than 0.25% of the instrument’s stated principal amount multiplied by the number of complete years from the issue date to maturity. We anticipate, and therefore this discussion assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes.
Sale, Exchange or Other Taxable Disposition of Notes
A U.S. holder generally will recognize capital gain or loss if it disposes of a note in a sale, exchange or other taxable disposition. The U.S. holder’s gain or loss generally will equal the difference between the amount realized by it (other than amounts attributable to accrued but unpaid interest, which will be taxed as described under “—Payments of Interest” above) and its adjusted tax basis in the note. The amount realized by a U.S. holder is generally the sum of cash plus the fair market value of all other property received on the sale, exchange or other taxable disposition. The U.S. holder’s adjusted tax basis in the note generally will equal the amount it paid for the note. The portion of any amount realized that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the disposition of the note will be long-term capital gain or loss if it has held the note for more than one year, or short-term capital gain or loss if it has held the note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate taxpayers currently are taxed at preferential rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses against ordinary income is subject to limitations, and a U.S. holder should consult its own tax advisor regarding such deductibility in its particular circumstances.

Non-U.S. Holders
The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).
Payments of Interest
Subject to the discussions below regarding the Foreign Account Tax Compliance Act (“FATCA”) and under “—Income or Gains Effectively Connected with a United States Trade or Business” and “Backup Withholding and Information Reporting”, payments of interest on the notes to non-U.S. holders will generally qualify as “portfolio interest”, and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holder certifies its non-U.S. status as described below and provided that such payments are not effectively connected with the conduct of a United States trade or business or, in the case of a treaty resident, attributable to a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the non-U.S. holder in the United States (see discussion below under “—Income or Gains Effectively Connected with a United States Trade or Business”).
The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:
•	is a “10-percent shareholder” of us within the meaning of section 871(h)(3) of the Code;
•	is a bank whose receipt of interest is described in section 881(c)(3)(A) of the Code; or
•	is a “controlled foreign corporation” that is related, directly or indirectly, to us within the meaning of section 864(c)(3)(A) of the Code.
The portfolio interest exemption applies only if the non-U.S. holder certifies its non-U.S. status. A non-U.S. holder can meet this certification requirement by (a) providing to us or our agent a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or any appropriate substitute or successor form as the IRS designates, as applicable) prior to the payment, or (b) if the non-U.S. holder holds the note through a financial institution or other agent acting on its behalf, such financial institution or other agent acting on its behalf certifies to us that such a certification described in clause (a) has been received from the beneficial owner and furnishes us with a copy thereof. Special certification rules apply to non-U.S. holders that are pass-through entities.
If the portfolio interest exemption does not apply to payments of interest to a non-U.S. holder, and subject to the discussion below under “—Income or Gains Effectively Connected with a U.S. Trade or Business”, these payments will be subject to withholding tax at a rate of 30% (or a lower treaty rate if the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence).
We urge you to consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.
Sale, Exchange or Other Taxable Disposition of Notes
Subject to the discussion below regarding backup withholding, non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange or other disposition of notes (other than with respect to payments attributable to accrued and unpaid interest, which will be taxed as described under “—Payments of Interest” above) unless:
•
the gain is effectively connected with the conduct by the non-U.S. holder of a United States trade or business (and, generally, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “—Income or Gains Effectively Connected with a United States Trade or Business”; or

•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S.-source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States.

Income or Gain Effectively Connected with a United States Trade or Business.
If any interest on the notes or gain from the sale, exchange or other disposition of the notes is effectively connected with a United States trade or business conducted by a non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net-income basis at the regular graduated rates that apply to U.S. holders and generally in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax on a net-income basis only if it is also attributable to a permanent establishment or fixed base maintained by it in the United States. Payments of interest that are effectively connected with a United States trade or business conducted by the non-U.S. holder (and, if an applicable tax treaty requires, attributable to a United States permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30% withholding tax discussed above under “—Payments of Interest”, provided that the non-U.S. holder claims exemption from withholding by timely providing to us or our agent a properly completed and executed IRS Form W-8ECI (or any appropriate substitute or successor form as the IRS designates, as applicable) prior to payment. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also will be subject to a “branch profits tax”. The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.
Backup Withholding and Information Reporting
The Code and the Treasury Regulations generally require persons who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which generally require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect taxpayer identification number, failed to comply with applicable certification requirements or has been repeatedly notified by the IRS that it has failed to report interest or dividends on its U.S. federal income tax returns. The backup withholding rate is currently 24%.
Payments of interest to U.S. holders of notes and payments made to U.S. holders by a broker upon a sale of notes generally will be subject to information reporting and backup withholding, unless the U.S. holder (1) is an exempt recipient, or (2) in the case of backup withholding, provides the payor with a correct taxpayer identification number and complies with applicable certification requirements (generally on an IRS Form W-9). If a sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons or is engaged in a United States trade or business.
The applicable withholding agent must report annually to the IRS the interest paid to each non-U.S. holder and the amount of tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders —Payments of Interest” above and “—FATCA” below. Payments made to non-U.S. holders by a broker upon a sale of the notes will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.
Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. holder or non-U.S. holder with respect to the notes under the backup withholding rules may be allowed as a refund or can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS and other requisite procedures are followed.
FATCA
Subject to certain exceptions, sections 1471 through 1474 of the Code known as FATCA and Treasury Regulations promulgated thereunder generally impose a 30% U.S. withholding tax on certain U.S.-source payments, including interest income paid on a note and, subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale of any property of a type which can produce U.S.-source interest or dividends (which would include the notes), if paid to (i) a foreign financial institution (whether as a beneficial owner or intermediary for the beneficial owner) unless such institution enters into an agreement with the

U.S. Treasury Department to collect and provide to the U.S. Treasury Department substantial information regarding its U.S. account holders, including certain equity and debt holders of such institution and account holders that are foreign entities with U.S. owners, or an exemption applies and (ii) a non-financial foreign entity (whether as beneficial owner or intermediary for the beneficial owner) unless such entity provides the applicable withholding agent with a certification that it does not have any substantial U.S. owners, a certification identifying the direct and indirect substantial U.S. owners of the entity (which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity) and certain other specified requirements are met, or an exemption applies. Additionally, in order to be treated as FATCA compliant, a holder must provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and, if required, its direct and indirect United States owners. These withholding requirements generally currently apply to payments of interest on the notes. Under proposed Treasury Regulations, this withholding tax generally will not apply to the gross proceeds from the sale or other disposition of the notes. The preamble to these proposed Treasury Regulations states that taxpayers may rely on them pending their finalization. Nonetheless, there can be no assurance that similar rules will not go into effect in the future. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify the above set forth requirements.
If FATCA withholding is imposed, a beneficial owner (other than certain foreign financial institutions) generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return and, in the case of a non-financial foreign entity, providing the IRS with certain information regarding its substantial U.S. owners (unless an exception applies). Prospective investors are urged to consult their tax advisors regarding the possible implications of FATCA on their ownership and disposition of the notes.
THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDING OF THE NOTES IN LIGHT OF THE HOLDER’S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO ANY TAX CONSEQUENCES TO THEM FROM THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF ESTATE AND GIFT TAX, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS. FURTHER, THE DISCUSSION HAS BEEN BASED UPON THE CODE, THE TREASURY REGULATIONS, THE INTERPRETIVE RULINGS OF THE IRS, AND OTHER LEGAL GUIDANCE IN EFFECT AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT. ALL SUCH LEGAL AUTHORITIES ARE SUBJECT TO CHANGE, AND SUCH CHANGES MAY HAVE RETROACTIVE EFFECT WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS.

UNDERWRITING
We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally and not jointly agreed to purchase the principal amount of notes indicated in the following table. Citigroup Global Markets Inc., J.P. Morgan Securities LLC, PNC Capital Markets LLC and TD Securities (USA) LLC are acting as joint book-running managers and representatives of the underwriters named below.
Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	$
J.P. Morgan Securities LLC
PNC Capital Markets LLC
TD Securities (USA) LLC
Total	$
The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.
Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to   % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to   % of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The following table shows the underwriting discount that we are to pay the underwriters in connection with this offering.
Underwriting Discount
Per note	%
Total	$
The expenses of the offering, not including the underwriting discount, are estimated at $   million and are payable by us.
The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the notes.
In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities. The underwriters have agreed to reimburse us for certain out-of-pocket expenses.
It is expected that delivery of the notes will be made against payment for the notes on or about the date specified on the cover page of this prospectus supplement, which is the    business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+   ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day preceding the date of delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+   , to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day preceding the date of delivery of the notes should consult their own advisors.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Certain underwriters and/or their affiliates are lenders and/or agents under the 2022 Credit Agreement and will be the lenders and/or agents under the 2024 Credit Agreement. Certain of those underwriters and/or their affiliates that are lenders and/or agents under the Credit Agreements may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In addition, certain of the underwriters and/or their affiliates may hold 2024 Notes and thereby receive a portion of the net proceeds from this offering that are used to repay all of our outstanding 2024 Notes at maturity.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Selling Restrictions
Prohibition of Sales to EEA Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive

(EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Hong Kong
The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than:
•
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

•
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

•	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
•	where no consideration is or will be given for the transfer;
•	where the transfer is by operation of law;
•	as specified in Section 276(7) of the SFA; or
•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore SFA Product Classification — In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (“CMP”), unless otherwise specified before an offer of notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Japan
The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except in each case (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the Offering.

Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the offering, nor the Company nor the notes have been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the notes will not benefit from protection or supervision by such authority.
United Arab Emirates
The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Taiwan
The notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.
South Korea
The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the notes may not be re-sold to South Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

LEGAL MATTERS
The validity of the notes will be passed upon for us by Jones Day, New York, New York. The underwriters have been represented in connection with the offering by Cravath, Swaine & Moore LLP, New York, New York.
EXPERTS
The consolidated financial statements of Westinghouse Air Brake Technologies Corporation appearing in Westinghouse Air Brake Technologies Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of Westinghouse Air Brake Technologies Corporation’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Prospectus

Westinghouse Air Brake Technologies Corporation
Debt Securities
Guarantees of Debt Securities
Common Stock
Preferred Stock
Warrants
Depositary Shares
Purchase Contracts
Units

We may offer to sell from time to time, in one or more classes or series, debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts or units, or any combination of these securities. The debt securities, warrants, purchase contracts and preferred stock may be convertible into or exercisable or exchangeable for our common stock, preferred stock or other securities or debt or equity securities of one or more other entities. Certain of our direct and indirect subsidiaries may guarantee our debt securities and such guarantees of debt securities may be sold in combination with any of the other securities listed above.
Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “WAB.” If we decide to seek a listing of any securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.
This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered and the specific manner in which they may be offered will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that contains a description of those securities.
We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to other purchasers, on a continuous or delayed basis. If any offering involves underwriters, dealers or agents, arrangements with them will be described in a prospectus supplement relating to that offering.
You should consider carefully the “Risk Factors” described on page 2 and in any applicable prospectus supplement before investing in any of our securities offered by this prospectus or any prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2023.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing an automatic “shelf” registration process. Under this shelf registration process, we may sell from time to time any securities described in this prospectus, individually or in any combination, in one or more offerings. This prospectus provides you with a general description of the securities we may offer. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may change after that date. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain or incorporate by reference specific information about the terms of that offering. Each prospectus supplement also may add, update or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement, together with the additional information described below under “Where You Can Find More Information.”
No person has been authorized to give any information or to make any representations, other than as contained or incorporated by reference in this prospectus, and, if given or made, we and any underwriter, agent, dealer or remarketing firm take no responsibility for such information or representations. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is an unlawful to make such offer or solicitation.
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WHERE YOU CAN FIND MORE INFORMATION
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet address is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and our reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our Internet address is http://www.wabtec.com. The information on our Internet site is not a part of this prospectus.
Incorporation by Reference
The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus and any prospectus supplement, including through information subsequently incorporated by reference. Some information that we file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.
We incorporate by reference the following documents that we have filed with the SEC and any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities covered by this prospectus, including between the date of this prospectus and the date on which any offering of securities under this prospectus is terminated, except as noted in the paragraph below:
Our SEC Filings (File No. 1-12001)	Period for or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2022
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2023, June 30, 2023 and September 30, 2023
Current Reports on Form 8-K	February 14, 2023 and May 19, 2023
The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Exchange Act	April 5, 2023
The description of the Company’s Common Stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, including Exhibit 4.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent amendments or reports filed for the purpose of updating such description
May 19, 1995 (P)
Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or into this prospectus.
Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract, agreement or other document. For a more complete understanding and description of each such contract, agreement or other document, we urge you to read the exhibits to the registration statement of which this prospectus is a part.
Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the
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extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus. Requests should be directed to: Westinghouse Air Brake Technologies Corporation, 30 Isabella Street, Pittsburgh, Pennsylvania 15212, Attention: Corporate Secretary; telephone number: (412) 825-1000. You also may review a copy of the registration statement and its exhibits through the SEC’s Internet site, http://www.sec.gov.
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SUMMARY
This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus, as further described above under “Where You Can Find More Information.” This summary does not contain all of the information that you should consider before investing in any securities being offered by this prospectus. We urge you to carefully read this entire prospectus, the documents incorporated by reference into this prospectus and any applicable prospectus supplement relating to the securities that you propose to buy, especially any description of investment risks that we may include in any applicable prospectus supplement or in documents incorporated by reference in this prospectus. References to “Wabtec,” the “registrant,” “we,” “our,” “us” and similar terms mean Westinghouse Air Brake Technologies Corporation and its consolidated subsidiaries, unless the context requires otherwise.
Westinghouse Air Brake Technologies Corporation
We are one of the world’s largest providers of value-added, technology-based locomotives, equipment, systems and services for the global freight rail and passenger transit industries, and also serves customers in the mining, marine, and industrial markets. Our highly engineered products, which are intended to enhance safety, improve productivity and reduce maintenance costs for customers, can be found on most locomotives, freight cars, passenger transit cars and buses around the world. Our core products and services are essential in the safe and efficient operation of freight rail and passenger transit vehicles. Wabtec is a global company with operations in over 50 countries and our products can be found in more than 100 countries throughout the world.
We are a Delaware corporation with our principal executive offices located at 30 Isabella Street, Pittsburgh, Pennsylvania 15212. Our telephone number is (412) 825-1000.

RISK FACTORS
Investing in our securities involves risks. Before deciding whether to purchase any of our securities, you should carefully consider the risks involved in an investment in our securities, as set forth in Item 1A, Risk Factors, in our Annual Report on Form 10-K for our fiscal year ended December 31, 2022, as updated in our Quarterly Reports on Form 10-Q, and the other risks described in any applicable prospectus supplement or in any of the documents incorporated by reference in this prospectus. The risks and uncertainties that we discuss in any document incorporated by reference in this prospectus are those that we believed as of the date of the document to be risks which may materially affect our company. Additional risks and uncertainties not then known to us or that we then believed to be immaterial also may materially and adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS
You should carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus and the documents incorporated herein by reference, statements that are not reported financial results or other historical information are “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.
You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects” and similar expressions in connection with any discussion of future operating or financial performance.
We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in the “Risk Factors” sections of our Annual Report on Form 10-K for our fiscal year ended December 31, 2022 and any of our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus or that we otherwise make. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others:
Economic and industry conditions
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changes in general economic and/or industry specific conditions, including the impacts of tax and tariff programs, inflation, supply chain disruptions, foreign currency exchange, and industry consolidation;

•	prolonged unfavorable economic and industry conditions in the markets served by us, including North America, South America, Europe, Australia, Asia and Africa;
•	decline in demand for freight cars, locomotives, passenger transit cars, buses and related products and services;
•	reliance on major original equipment manufacturer customers;
•	original equipment manufacturers’ program delays;
•	demand for services in the freight and passenger rail industry;
•	demand for our products and services;
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orders either being delayed, cancelled, not returning to historical levels or being reduced, and/or economic conditions affecting the ability of our customers to pay timely for goods and services delivered;

•	consolidations in the rail industry;
•	continued outsourcing by our customers;
•	industry demand for faster and more efficient braking equipment;
•	fluctuations in interest rates and foreign currency exchange rates;
•	availability of credit or difficulty in obtaining debt or equity financing; or
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changes in market consensus as to what attributes are required for projects to be considered “green” or “sustainable” or negative perceptions regarding determinations in such regard with respect to our Green Finance Framework;

Operating factors
•	supply disruptions;
•	technical difficulties;

•	changes in operating conditions and costs;
•	increases in raw material costs;
•	successful introduction of new products;
•	performance under material long-term contracts;
•	labor availability and relations;
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the outcome of our existing or any future legal proceedings, including litigation involving our principal customers and any litigation with respect to environmental matters, asbestos-related matters, pension liabilities, warranties, product liabilities, competition and anti-trust matters or intellectual property claims;

•	completion and integration of acquisitions;
•	the development and use of new technology; or
•	cybersecurity and data protection risks;
Competitive factors
•	the actions of competitors; or
•	the outcome of negotiations with partners, suppliers, customers or others;
Political/governmental factors
•	political stability in relevant areas of the world, including the impacts of war, conflicts, global military action, and acts of terrorism;
•	future regulation/deregulation of our customers and/or the rail industry;
•	levels of governmental funding on transit projects, including for some of our customers;
•	political developments and laws and regulations, including those related to Positive Train Control;
•	federal and state income tax legislation;
•	sanctions imposed on countries and persons; or
•	the outcome of negotiations with governments;
Natural hazards / health crises
•	impacts of climate change, including evolving climate change policy;
•	disruptive natural hazards, including earthquakes, fires, floods, tornadoes, hurricanes or weather conditions;
•	epidemics, pandemics (including the COVID-19 pandemic), or similar public health crises;
•	deterioration of general economic conditions as a result of natural hazards or health crises;
•	shutdown of one or more of our operating facilities as a result of natural hazards and health crises; or
•	supply chain and sourcing disruptions as a result of natural hazards and health crises.
Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider, and should not place undue reliance on, any forward-looking statements.
We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities for general corporate purposes, unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities. Our general corporate purposes include, but are not limited to, repayment, redemption or refinancing of debt, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of acquisitions, working capital, contributions to one or more of our pension plans, satisfaction of other obligations and repurchase of our outstanding debt or equity securities. Pending any such use, the net proceeds from the sale of the securities may be invested in short-term, investment grade, interest-bearing instruments. We will include a more detailed description of the use of proceeds of any specific offering in the applicable prospectus supplement relating to an offering of securities under this prospectus.

DESCRIPTION OF DEBT SECURITIES
The following is a general description of the debt securities that we may offer from time to time under this prospectus. The financial terms and other specific terms of the debt securities being offered will be described in a prospectus supplement relating to the issuance of those securities. Those terms may vary from the terms described here. Although the debt securities that we may offer include debt securities denominated in U.S. dollars, we also may choose to offer debt securities in any other currency, including the euro. Any debt securities issued by us may be guaranteed by one or more of our direct and indirect subsidiaries named as co-registrants in the registration statement of which this prospectus is a part (collectively, the “Subsidiary Guarantors”).
The debt securities are governed by documents called “indentures.” The indentures are contracts between us and a financial institution acting as the trustee. The trustee has two main roles. First, under certain circumstances, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee may act on your behalf, as described under “— Events of Default — Remedies If an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.
Because this section is a summary, it does not describe every aspect of the debt securities that we may offer pursuant to this prospectus. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities, the relevant indenture and any relevant supplemental indenture described in the related prospectus supplement, including definitions used in the relevant indenture and any relevant supplemental indenture. The particular terms of the debt securities that we may offer under this prospectus, the relevant indenture and any relevant supplemental indenture may vary from the terms described below.
General
The debt securities that we may offer under this prospectus will be either senior debt securities or subordinated debt securities. We may issue senior debt securities under one or more senior indentures among us, any applicable Subsidiary Guarantor and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee, including an existing Indenture, dated as of August 8, 2013, which we refer to in this prospectus as the existing indenture. In this prospectus, we refer to any indenture pursuant to which senior debt securities offered under this prospectus may be issued, including the existing indenture, as any such indenture may be supplemented, as a senior indenture. We may issue subordinated debt securities under one or more subordinated indentures among us, any applicable Subsidiary Guarantor and Computershare Trust Company, N.A., as trustee. In this prospectus, we refer to any indenture pursuant to which subordinated debt securities offered under this prospectus may be issued, as any such indenture may be supplemented, as a subordinated indenture. Senior indentures and subordinated indentures are sometimes referred to collectively in this prospectus as indentures.
The existing indenture is, and any other indenture will be, governed by New York law. Copies of the existing indenture and forms of a senior indenture and a subordinated indenture pursuant to which we may issue debt securities that are offered under this prospectus have been filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies of these indentures.
We may offer the debt securities from time to time in as many distinct series as we may choose. All debt securities will be direct, unsecured obligations of ours. Any senior debt securities that we offer under this prospectus will have the same rank as all of our other unsecured and unsubordinated debt. Any subordinated debt securities that we offer under this prospectus will be subordinate in right of payment to our senior indebtedness. The existing indenture does not, and any other indenture may not, limit either the amount of debt that we may issue thereunder or the amount of other unsecured debt or other securities that we or our subsidiaries may issue.
Our primary sources of payment for our payment obligations under the debt securities will be revenues from our operations and investments and cash distributions from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation whatsoever to pay any amounts due on debt securities issued by us or to make funds available to us, except to the extent that they have agreed to guarantee such obligations of ours. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The existing indenture does not, and any other indenture may not, restrict our subsidiaries from entering into agreements that prohibit or limit their ability to pay dividends or make other payments or advances to us.

To the extent that we must rely on cash from our subsidiaries to pay amounts due on the debt securities, the debt securities will be effectively subordinated to all liabilities, including their trade payables, of our subsidiaries (other than subsidiaries that guarantee the debt securities). This means that such subsidiaries may be required to pay all of their creditors in full before their assets are available to us. Even if we are recognized as a creditor of such subsidiaries, our claims would be effectively subordinated to any security interests in their assets and also could be subordinated to some or all other claims on their assets and earnings.
Other than the restrictions described below or any restrictions described in an applicable prospectus supplement, the existing indenture does not, and any other indenture and the debt securities that we may offer under this prospectus will not, contain any covenants or other provisions designed to protect holders of the debt securities if we participate in a highly leveraged transaction.
You should look in the applicable prospectus supplement for the following terms of the debt securities being offered:
•	the title of the debt securities;
•	if other than U.S. currency, the currency in which the debt securities may be purchased and the currency in which principal, premium, if any, and interest will be paid;
•	the total principal amount of the debt securities;
•	the price at which the debt securities will be issued;
•	the date or dates on which the debt securities will mature and the right, if any, to extend the maturity date or dates;
•	the annual rate or rates, if any, at which the debt securities will bear interest, including the method of calculating interest if a floating rate is used;
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the date or dates from which the interest will accrue, the interest payment dates on which the interest will be payable or the manner of determination of the interest payment dates and the record dates for the determination of holders to whom interest is payable;

•	the place or places where principal, premium, if any, and interest will be payable;
•	any redemption, repayment or sinking fund provision;
•	the application, if any, of defeasance provisions to the debt securities;
•	if other than the entire principal amount, the portion of the debt securities that would be payable upon acceleration of the maturity of the debt securities;
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any obligation we may have to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, repurchase or repayment;

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the form of debt securities, including whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	if the amount of payments of principal, premium, if any, or interest on the debt securities may be determined by reference to an index, the manner in which that amount will be determined;
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whether the debt securities will be guaranteed by one or more of the Subsidiary Guarantors and, if so, the identity of the applicable Subsidiary Guarantors and whether any subordination provisions or other limitations are applicable to any such guarantees;

•	any additional covenants applicable to the debt securities;
•	any additional events of default applicable to the debt securities;
•	the terms of conversion, if applicable;
•	the terms of subordination of the debt securities, if applicable;
•	any material provisions described in this prospectus that do not apply to the debt securities; and
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any other material terms of the debt securities, including any additions, deletions or other changes to the terms described in this prospectus, and any terms which may be required by or advisable under applicable laws or regulations.

In addition to the debt securities that we may offer pursuant to this prospectus, we may issue other debt securities in public or private offerings from time to time. These other debt securities may be issued under documentation that is not described in this prospectus, and those debt securities may contain provisions materially different from the provisions applicable to one or more issues of debt securities offered pursuant to this prospectus.
Debt Guarantees
Debt securities offered by us may be guaranteed by one or more of the Subsidiary Guarantors. The Subsidiary Guarantors are named as co-registrants in the registration statement of which this prospectus is a part. Any guarantee of debt securities offered by us will be set forth in the applicable indenture or a related supplemental indenture and described in an applicable prospectus supplement. The payment obligations of any Subsidiary Guarantor will rank equal in right of payment to all exiting and future senior indebtedness of such Subsidiary Guarantor, senior in right of payment to all expressly subordinated indebtedness of such Subsidiary Guarantor, effectively subordinate to all existing and future secured indebtedness of such Subsidiary Guarantor to the extent of the value of the collateral securing such indebtedness, and structurally subordinate to all existing and future Indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to such Subsidiary Guarantor).
Original Issue Discount
Any series of debt securities offered under this prospectus may be sold at a substantial discount below its stated principal amount, bearing no interest or bearing interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any series of debt securities generally will be described in the applicable prospectus supplement.
Restrictive Covenants
The existing indenture contains, and any other indenture may contain, certain covenants for the benefit only of holders of the debt securities governed by the applicable indenture. The covenants summarized below will apply to each series of debt securities issued pursuant to any of the indentures as long as any of those debt securities are outstanding, unless waived, amended or the applicable prospectus supplement states otherwise.
Payment. We will duly and punctually pay the principal of and premium, if any, and interest on the debt securities in accordance with the terms of such debt securities and the applicable indenture. Unless otherwise provided in the applicable prospectus supplement, at or before 10:00 a.m., New York City time, on the applicable payment date, redemption date or repurchase date, the Company shall deposit with the paying agent money sufficient to pay the principal of, and premium, if any, and interest on, the debt securities in accordance with the terms of such securities and the indenture.
Subject to the requirements of any applicable abandoned property laws, the trustee and the paying agent shall pay to the Company upon written request any money held by them for the payment of principal, premium (if any), or interest on any debt security that remains unclaimed for two years after the date upon which such payment shall have become due. After payment to the Company, the holder of that debt security must look to the Company for payment as general creditors, unless an applicable abandoned property law designates another Person (as defined below), and all liability of the trustee and the paying agent with respect to such money shall cease.

Merger and Consolidation. We may not consolidate with or merge into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or any other entity, including any government or any agency or political subdivision thereof (each, a “Person”), unless:
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either (i) we are the surviving corporation or (ii) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States or, if such Person is not a corporation, a co-obligor of the outstanding debt securities issued under the applicable indenture is a corporation organized under any such laws, and any such resulting, surviving or transferee entity expressly assumes the Company’s obligations under the applicable indenture and the outstanding debt securities issued under the applicable indenture, by a supplemental indenture to which we are a party;

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there is no default or event of default that shall have ocurred or be continuing under the applicable indenture immediately after giving effect to such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposal; and

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the resulting or transferee entity shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposal complies with the applicable indenture.

Upon such a succession described in clause (ii) of the first bullet above and compliance with the second and third bullets above, we will be relieved from any further obligations under the applicable indenture.
Waiver of Certain Covenants. Unless otherwise provided in an applicable prospectus supplement, we may, with respect to the debt securities of any series, omit to comply with any covenant provided in the terms of those debt securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding debt securities of that series waive such compliance in that instance or generally.
Events of Default
You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection. Unless described otherwise in an applicable prospectus supplement, the term “Event of Default” means any of the following with respect to an issue of debt securities offered under this prospectus:
•	we fail to pay any interest on an issue of debt securities within 30 days after such interest becomes due and payable by the terms of that issue of debt securities;
•	we fail to pay principal of (or premium, if any), on an issue of debt securities at maturity, or if applicable, the redemption price, when due and payable;
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we fail to pay any sinking fund installment on an issue of debt securities when it becomes due and payable by the terms of that issue of debt securities, and such default continues for 30 days of such installment becoming due and payable;

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we or any Subsidiary Guarantor, if applicable, fail to comply with any of the covenants or agreements in the applicable debt securities or indenture (other than a covenant or agreement that we have included in the applicable indenture solely for the benefit of another series of debt securities issued under that indenture) for 90 days after there has been given, by registered or certified mail, to us by the trustee or the holders of at least 25% in principal amount of all outstanding debt securities of a series of debt securities affected by that failure, a written notice specifying the failure and requiring it to be remedied and stating that such notice is a “Notice of Default” under the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization occur;
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to the extent applicable, and except as may otherwise be permitted by the applicable indenture, if any guarantee of the applicable series of debt securities is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under the guarantee of the applicable series of debt securities; or

•	any other Event of Default described in the applicable prospectus supplement occurs.

Remedies If an Event of Default Occurs. Unless provided otherwise in an applicable prospectus supplement, if an Event of Default, other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization, has occurred and continues with respect to an issue of debt securities, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may require us to pay immediately the principal amount of all of the debt securities of the affected series plus accrued and unpaid interest on such securities. This is called a “declaration of acceleration of maturity.” If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization has occurred and continues with respect to an issue of debt securities, the principal amount of all of the debt securities of the affected series plus accrued and unpaid interest on such securities will become immediately due and payable without any action on the part of the trustee or the holders of such debt securities. Under some circumstances, a declaration of acceleration of maturity may be rescinded and annulled by the holders of a majority in principal amount of the debt securities of that series.
The trustee under the existing indenture generally is not, and the trustee under any other indenture generally will not be, required to take any action under that indenture at the request of any holders unless one or more of the holders has provided to the trustee security or indemnity reasonably satisfactory to it.
The holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, provided that (i) such direction is not in conflict with any rule of law or with the applicable indenture, (ii) the trustee may take any other action deemed proper by the trustee which is not inconsistent with that direction and (iii) the trustee has the right to decline to follow the direction if the trustee in good faith determines that the proceeding so directed would expose the trustee to personal liability or that it will not be adequately indemnified against the costs, expenses and liabilities which might be incurred by it in complying with such direction.
The holders of a majority in principal amount of the outstanding debt securities of the relevant series may, on behalf of the holders of all of the debt securities of that series, waive certain past defaults under the applicable indenture with respect to that series and its consequences.
If an Event of Default occurs and is continuing regarding a series of debt securities, the applicable trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of that series.
Before any holder of any series of debt securities may pursue any remedy under the applicable indenture, except enforcement of any overdue payment regarding a series of debt securities, the holders of at least 25% in principal amount of the outstanding debt securities of that series must request the trustee to take action by giving the trustee a written notice of a continuing Event of Default for such series of debt securities. Holders must also furnish to the trustee indemnity reasonably satisfactory to it against costs, expenses and liabilities which might be incurred by the trustee for taking such action. The trustee must also fail to act for a period of 60 days after receipt of notice and furnishing of indemnity and, during that 60-day period, the holders of a majority in principal amount of the outstanding debt securities of such series must not give the trustee a direction inconsistent with the request.
“Street Name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the applicable trustee and to make or cancel a declaration of acceleration.
We will furnish every year to the trustee under each indenture a written statement of certain of our officers certifying, among other things, that, to their knowledge, we are in compliance with that indenture and the debt securities offered pursuant to that indenture, or else specifying any default.
An Event of Default regarding one series of debt securities issued under an indenture is not necessarily an Event of Default regarding any other series of debt securities issued under that indenture or otherwise.

Satisfaction and Discharge; Defeasance and Covenant Defeasance
The following discussion of satisfaction and discharge, defeasance and covenant defeasance will be applicable to a series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement.
Satisfaction and Discharge. Each indenture will be satisfied and discharged with respect to a particular series of debt securities issued under that indenture if:
•	we deliver to the trustee all debt securities of that series then outstanding for cancellation; or
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all outstanding debt securities of that series not delivered to the trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and, in any such case, we irrevocably deposit with the trustee, as funds in trust for such purpose, cash, certain U.S. government obligations maturing as to principal and interest at such times and in such amounts as will ensure the availability of cash, or a combination of cash and such U.S. government obligations, in an amount sufficient (in the case of U.S. government obligations, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification) to pay and discharge the entire indebtedness for principal of and interest to the date of such deposit (in the case of debt securities which have become due and payable) or for principal, premium, if any, and interest on such debt securities to the date of maturity or redemption, provided that in either case we have paid all other sums payable under that indenture. In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge of the indenture with respect to such series of debt securities have been satisfied.

Legal Defeasance and Covenant Defeasance. The existing indenture provides, and any other indenture will provide, if such provision is made applicable to the debt securities of a series issued under that indenture, that, upon the deposit with the trustee (or other qualifying trustee), as funds in trust for such purpose, of cash or certain U.S. government obligations maturing as to principal and interest at such times and in such amounts as will ensure the availability of cash, or a combination of cash and such U.S. government obligations, in an amount sufficient (in the case of U.S. government obligations, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification) to pay the principal of and premium (if any) and interest on such debt securities, on the scheduled due dates:
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we may elect to be discharged from our obligations under the applicable indenture with respect to any debt securities of such series and our obligations described under “—Merger and Consolidation” will be terminated with respect to such debt securities; in such case, we will be deemed to have paid and discharged the entire indebtedness represented by such debt securities; however, certain obligations, among others, to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust will survive until all debt securities of such series are no longer outstanding (“legal defeasance”); or

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we may terminate certain of our obligations under the applicable indenture and the applicable debt securities, in which case the applicable indenture will cease to be of further effect, except that our obligations (i) to pay principal of, premium (if any) and interest on, with respect to any debt securities of such series, (ii) as described under “—Merger and Consolidation,” (iii) to register the transfer or exchange of such debt securities, (iv) to replace temporary or mutilated, destroyed, lost or stolen debt securities, (v) to maintain an office or agency in respect of the debt securities, (vi) to hold moneys for payment in trust (vii) to indemnify the trustee for its services under the applicable indenture, (viii) with respect to any replacement of the trustee, and (ix) the Events of Default described in the third, fourth and sixth bullets under “— Events of Default,” shall not be Events of Default under that indenture with respect to such series, and the trustee, upon our demand, will execute instruments acknowleding satsifaction and discharge under the applicable indenture (“covenant defeasance”).

In the case of legal defeasance or covenant defeasance, a trust may only be established if, among other things, no default or event of default has occurred and is continuing on the date of deposit and we have delivered to the trustee an opinion of counsel (as specified in the applicable indenture) or, in the case of covenant defeasance, an opinion of counsel or a binding tax ruling, in each case to the effect that the holders of the debt securities affected thereby will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of legal defeasance described above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law (including regulations) occurring after the date of the applicable indenture. We also will deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the legal defeasance or covenant defeasance, as the case may be, have been complied with.
Modification and Waiver
The existing indenture contains, and any other indenture may contain, provisions permitting us and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the debt securities of a particular series in the following circumstances:
•	to cure any ambiguity, omission, defect or inconsistency as evidenced in an officers’ certificate;
•	to provide for the assumption of our obligations under the applicable indenture by a successor or transferee upon any permitted merger, consolidation or asset transfer;
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•	to provide any security for or guarantees of the securities issued under the applicable indenture or for the addition of an additional obligor on the securities issued under the applicable indenture;
•	to comply with any requirement to effect or maintain the qualification of the applicable indenture under the Trust Indenture Act of 1939, as amended, if applicable;
•	to add covenants that would benefit the holders of debt securities of the applicable series or to surrender any rights we have under the applicable indenture;
•
to change or eliminate any of the provisions of the applicable indenture, provided that any such change or elimination is not effective with respect to any outstanding debt securities of any series created prior to the execution of the applicable supplemental indenture which is entitled to the benefit of such provision;

•	to provide for the issuance of and establish forms and terms and conditions of a new series of debt securities to be issued under the applicable indenture;
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to facilitate the defeasance and discharge of the debt securities of any series otherwise in accordance with the existing terms of the applicable indenture; provided that any such action does not adversely affect the rights of any holder of outstanding debt securities of any series in any material respect;

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to issue additional debt securities of any series of debt securities issued under the applicable indenture, provided that such additional debt securities have the same terms as, and are deemed part of the same series as, the applicable series to the extent required under the applicable indenture; and provided further that if the additional debt securities are not fungible with such existing series of debt securities for United States federal income tax purposes, the additional debt securities will have a separate CUSIP number;

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to evidence and provide for the acceptance of and appointment of a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee;

•	to add additional events of default with respect to any series of debt securities issued under that indenture;
•	to make any change that does not adversely affect any outstanding debt securities in any material respect; and
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to add guarantors with respect to any series of debt securities issued under that indenture, to secure any or all of debt securities of any series or any guarantee of the debt securities, to provide for the addition of an additional obligor on the applicable series of debt securities or confirm and evidence the release, termination or discharge of any guarantee with respect to any series of debt securities issued under that indenture to the extent that such release, termination or discharge is permitted under the terms of the applicable indenture and any applicable supplemental indenture.

We and the trustee under an indenture may otherwise modify that indenture or any supplemental indenture relating to that indenture with the consent of the holders of at least a majority in aggregate principal amount of each series of debt securities affected thereby at the time outstanding, except that no such modifications shall, without the consent of the holder of each debt security affected thereby:
•	reduce the percentage in principal amount of the debt securities of that series, the consent of whose holders is required for any amendment, supplement or waiver;
•	reduce the rate of or change the time for payment of interest on debt securities of that series;
•	reduce the principal of the debt securities of that series or change the stated maturity of the debt securities of that series;
•
reduce any premium payable on the redemption of the debt securities of that series or change the time at which the debt securities of that series may or must be redeemed or alter or waive any of the provisions with respect to the redemption of the debt securities of that series;

•	make payments on the debt securities of that series payable in currency other than as originally stated in such debt securities;
•	impair the holders’ right to institute suit for the enforcement of any payment on the debt securities of that series; or
•	waive a continuing default or event of default regarding any payment on the debt securities of that series.
With respect to any vote of holders of a series of debt securities, we will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture.
“Street Name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or debt securities or request a waiver.
Subordinated Debt Securities
Although the existing indenture and the forms of senior indenture and subordinated indenture filed as exhibits to the registration statement of which this prospectus is a part are generally similar and many of the provisions discussed above pertain to both senior and subordinated debt securities, there are certain substantive differences between the senior debt securities and subordinated debt securities that we may offer pursuant to this prospectus. This section discusses some of those differences.
Subordination. Subordinated debt securities will be subordinate in right of payment to all senior indebtedness. “Senior indebtedness” is defined to mean, among other things, the principal, premium (if any) and unpaid interest on all present and future (i) indebtedness of the Company for borrowed money (including indebtedness of others guaranteed by us), unless, in any case, in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not senior in right of payment to the subordinated debt securities or it is expressly provided that such obligation is subordinated to other of our indebtedness and obligations.
Terms of Subordinated Debt Securities May Contain Conversion or Exchange Provisions. The applicable prospectus supplement for a particular series of subordinated debt securities will describe the specific terms discussed above that apply to the subordinated debt securities being offered thereby as well as any applicable conversion or exchange provisions.
Modification of an Indenture Relating to Subordinated Debt Securities. Each subordinated indenture may be modified by us and the trustee without the consent of the holders of the subordinated debt securities for one or more of the purposes discussed above under “— Modification and Waiver.” We and the trustee may also modify each subordinated indenture to make provision with respect to any conversion or exchange rights for a given issue of subordinated debt securities.

“Street Name” and Other Indirect Holders
Investors who hold securities in accounts at banks or brokers generally will not be recognized by us as legal holders of debt securities. This is called holding in “Street Name.” Instead, we would recognize only the bank or broker, or the financial institution that the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in “Street Name,” you should check with your own institution to find out:
•	how it handles payments and notices;
•	whether it imposes fees or charges;
•	how it would handle voting, if applicable;
•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder, as described below; and
•	if applicable, how it would pursue rights under your debt securities if there were a default or other event triggering the need for holders to act to protect their interests.
Direct Holders
Our obligations, as well as the obligations of each trustee under the indentures and those of any third parties employed by us or the trustee under each of the indentures, run or will run, as the case may be, only to persons who are registered as holders of debt securities issued under the applicable indenture. As noted above, we and the trustee do not have obligations to you if you hold in “Street Name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities, as described below. For example, once we make payment to the registered holder, we and the trustee have no further responsibility for the payment, even if that holder is legally required to pass the payment along to you as a “Street Name” customer but does not do so.
Global Securities
What is a Global Security? A global security is a special type of indirectly held debt security as described above under “— ‘Street Name’ and Other Indirect Holders.” If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only hold the debt securities in “Street Name.” We would do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a debt security issued in the form of a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether a series of debt securities will be issued only in the form of global securities and, if so, will describe the specific terms of the arrangement with the depositary.
Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.
An investor should be aware that if a series of debt securities is issued only in the form of global securities:
•	the investor cannot have debt securities of that series registered in his or her own name;
•	the investor cannot receive physical certificates for his or her interest in the debt securities of that series;
•
the investor will be a “Street Name” holder and must look to his or her own bank or broker for payments on the debt securities of that series and protection of his or her legal rights relating to the debt securities of that series, as described under “— ‘Street Name’ and Other Indirect Holders”;

•
the investor may not be able to sell interests in the debt securities of that series to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

•	the depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the global security.
Neither we nor the applicable trustee have or will have any responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. Also, neither we nor the applicable trustee do or will supervise the depositary in any way.
Special Situations When the Global Security Will be Terminated. In limited special situations, a global security will terminate, and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in “Street Name” will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name so that they will be direct holders. The rights of “Street Name” investors and direct holders in debt securities have been previously described in subsections entitled “— ‘Street Name’ and Other Indirect Holders” and “— Direct Holders.”
The special situations for termination of a global security are:
•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary, and we do not appoint a successor depositary;
•	when an Event of Default on the applicable series of debt securities has occurred and has not been cured; and
•	at any time if we decide to terminate a global security.
The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, only the depositary is responsible for deciding the names of the institutions that will be the initial direct holders.
Form, Exchange, Registration and Transfer
Unless we inform you otherwise in an applicable prospectus supplement, we will issue the debt securities offered pursuant to this prospectus in registered form, without interest coupons, and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not charge a service charge for any registration of transfer or exchange of the debt securities offered pursuant to this prospectus. We may, however, require the payment of any tax or other governmental charge payable for that registration.
Debt securities of any series will be exchangeable for other debt securities of the same series, in the same total principal amount and the same terms but in different authorized denominations in accordance with the terms of the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.
We will appoint the trustee under the applicable indenture as security registrar for the debt securities issued under that indenture. If a prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment with respect to debt securities we may offer under any of the indentures. We may at any time designate additional transfer agents for any series of debt securities.
In the case of any redemption of debt securities offered under this prospectus, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents
Unless we inform you otherwise in the applicable prospectus supplement:
•	payments on a series of debt securities will be made in U.S. dollars by check mailed to the holder’s registered address or, with respect to global securities, by wire transfer;
•	we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment; and
•
the trustee under the applicable indenture will be designated as our paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities under the applicable indenture that remain unclaimed for two years after the date when the payment was due. After payment to us, holders entitled to the money must look to us for payment unless an applicable abandoned property law designates otherwise. In that case, all liability of the trustee or paying agent with respect to that money will cease.
DESCRIPTION OF CAPITAL SECURITIES
Common Stock
We may issue, either separately or together with other securities, including as a part of units, shares of our common stock. Shares of common stock issued as part of units may be attached to or separate from any other securities part of those units. Under our Restated Certificate of Incorporation, as amended to date (our “Restated Certificate of Incorporation”), we are authorized to issue up to 500,000,000 shares of our common stock, par value $.01 per share. As of September 30, 2023, we had 179,160,677 shares of common stock issued and outstanding and had reserved 4,907,166 additional shares of common stock for issuance under our stock compensation plans.
The applicable prospectus supplement relating to an offering of common stock or other securities convertible or exchangeable for, or exercisable into, common stock, or the settlement of which may result in the issuance of common stock, will describe the relevant terms, including the number of shares offered, any initial offering price and market price and dividend information, as well as, if applicable, information on other related securities.
The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following:
•	the Delaware General Corporation Law, as it may be amended from time to time;
•	our Restated Certificate of Incorporation, as it may be amended or restated from time to time; and
•	our Amended and Restated By-Laws (our “By-Laws”), as they may be amended or restated from time to time.
Dividends. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors, out of funds legally available for their payment subject to the rights of holders of our preferred stock.
Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. There are no cumulative voting rights associated with our common stock.
Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.
Miscellaneous. The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. There are no sinking fund provisions applicable to the common stock. Shares of common stock are not convertible into shares of any other class of capital stock. Equinity Trust Company is the transfer agent and registrar for the common stock.
Stock Exchange Listing. Our common stock is listed on the New York Stock Exchange and trades under the symbol “WAB.”
Preferred Stock
We may elect to issue shares of our preferred stock from time to time, as described in the applicable prospectus supplement relating to any offering of preferred stock pursuant to this prospectus. We may issue shares of preferred stock separately or as a part of units, and any such shares issued as part of units may be attached to or separate from any other securities part of those units. Shares of our preferred stock may have dividend, redemption, voting and liquidation rights taking priority over our common stock, and shares of our preferred stock may be convertible into our common stock.
Our Restated Certificate of Incorporation expressly authorize our Board of Directors, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series from time to time. In addition, our Board of Directors is authorized to establish from time to time the number of shares to be included in each series of preferred stock and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each series of preferred stock. The authority of our Board of Directors with respect to each series includes, without limitation, determination of the following:
•	the number of shares constituting that series and the distinctive designation of that series;
•
the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, the declaration and payment dates and the payment preference, if any, to dividends payable on any other class or classes or series of stock;

•	whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms thereof;
•	whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions thereof;
•	whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions thereof;
•	whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series, and, if so, the terms and amounts thereof;
•
the right of the shares of that series to the benefit of conditions and restrictions upon (i) the creation of indebtedness of Wabtec or any subsidiary; (ii) the issue of any additional stock (including additional shares of such series or of any other series); and (iii) the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by Wabtec or any subsidiary of, any outstanding stock of Wabtec;

•
the right of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of Wabtec and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes or series of stock; and

•	any other relative, participating, option or other special rights, qualifications, limitations or restrictions of that series.
Our Restated Certificate of Incorporation authorizes our Board of Directors, without further stockholder action, to provide for the issuance of up to 1,000,000 shares of preferred stock, in one or more series. As of the date of this prospectus, 10,000 shares of preferred stock have been designated as Series A Non-Voting Convertible Preferred Stock. As of the date of this prospectus, no shares of preferred stock have been issued.

Special Charter and By-Laws Provisions.
Our Restated Certificate of Incorporation and our By-Laws contain various provisions that may discourage or delay attempts to gain control of Wabtec. For example:
•	our Board of Directors is classified into three classes, with one class elected each year to serve a three-year term;
•
our By-Laws require the Nominating and Corporate Governance Committee to nominate (a) William E. Kassling (so long as Mr. Kassling is able and willing to serve and members of his immediate family and their affiliates collectively and beneficially own at least 50% of the shares of common stock of Wabtec beneficially owned by Mr. Kassling immediately after the closing of the stock purchase transaction governed by the stock purchase agreement dated as of March 5, 1997 and described in the Current Report on Form 8-K filed by Wabtec on April 11, 1997) and (b) Emilio A. Fernandez (so long as Mr. Fernandez is able and willing to serve and Mr. Fernandez and his immediate family and their affiliates collectively and beneficially own at least 50% of the shares of common stock of Wabtec delivered by the Company pursuant to that certain asset purchase agreement dated as of January 23, 1995);

•
except as otherwise provided by applicable law, our Restated Certificate of Incorporation or our By-Laws, our By-Laws may be altered, amended or repealed by the stockholders at any annual or special meeting or by action of the Board of Directors;

•
special meetings of the stockholders may be called at any time by the Chairman of our Board, the Chief Executive Officer, a majority of our Board of Directors or stockholders owning not less than 25% of our capital stock that is issued, outstanding and entitled to vote and may not be called by any other person or persons or in any other manner; and

•	stockholders must provide advance notice if they wish to submit a proposal or nominate candidates for director at our annual meeting of stockholders.
DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, purchase contracts or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION
We may offer the offered securities in one or more of the following ways, or any other way set forth in an applicable prospectus supplement from time to time:
•	to or through underwriting syndicates represented by managing underwriters;
•	through one or more underwriters without a syndicate for them to offer and sell to the public;
•	through dealers or agents;
•	to investors directly in privately negotiated sales or in competitively bid transactions; or
•	to holders of other securities in connection with acquisitions.
The prospectus supplement for each series of securities we sell will describe the offering, including:
•	the name or names of any underwriters;
•	the purchase price and the proceeds to us from that sale;
•	any underwriting discounts and other items constituting underwriters’ compensation;
•	any commissions paid to agents;
•	the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which the securities may be listed.
Underwriters
If underwriters are used in a sale, we will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.
The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the applicable prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.
In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment transactions, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:
•	Over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters.
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.
•
Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker/dealer are repurchased in a covering transaction to cover short positions.

These over-allotment transactions, stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.
Agents
We also may sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.
Direct Sales
We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.
In addition, debt securities described in this prospectus may be issued upon the exercise of warrants or the settlement of purchase contracts or units.
Indemnification
We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.
No Assurance of Liquidity
The securities we offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

LEGAL MATTERS
Unless indicated otherwise in an applicable prospectus supplement, the validity of the issuance of the offered securities will be passed upon for us by Jones Day. Certain matters pertaining to the laws of the State of Nevada will be passed upon for us by Snell & Wilmer L.L.P.
EXPERTS
The consolidated financial statements of Westinghouse Air Brake Technologies Corporation appearing in Westinghouse Air Brake Technologies Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Westinghouse Air Brake Technologies Corporation’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$         % Senior Notes due
PROSPECTUS SUPPLEMENT
   , 2024
Joint Book-Running Managers
Citigroup
J.P. Morgan
PNC Capital Markets LLC
TD Securities